Exhibit 4.11

[***] Certain schedules have been redacted pursuant to Instructions as to Exhibits to Form 20-F.  The Registrant hereby agrees to furnish an unredacted copy of the exhibit to the Commission upon request.

STRICTLY PRIVATE & CONFIDENTIAL

To:

NeoGames S.A. (the “Parent”)
63-65, rue de Merl
L-2146 Luxembourg
Grand Duchy of Luxembourg
R.C.S. Luxembourg B186309

For the attention of Mr. Raviv Adler

NeoGames Connect S.à r.l. (the “Borrower”)
63-65, rue de Merl
L-2146 Luxembourg
Grand Duchy of Luxembourg
R.C.S. Luxembourg B262811

For the attention of Mr. Raviv Adler

17 January 2022

Dear all,

Project Connect – Commitment Letter

We are pleased to set out in this letter the terms and conditions on which Blackstone Alternative Credit Advisors LP (together with its Affiliates (as defined below) and funds and accounts managed, advised or sub-advised by it or its Affiliates, “BXC”, the “Commitment Parties”, “we” or “us”) is willing to provide the Senior Financing (as described below) to, among other things, partially fund the purchase price for the proposed takeover offer under the Offer Regulations (as defined below) to all holders of the issued shares in the entity previously identified to us by you as “Almond Global plc” (the “Target” and together with its subsidiaries, the “Target Group”) made by the Parent as a voluntary offer pursuant to the terms of the Acquisition Documents (as defined below) for the entire share capital of the Target (the “Offer”).

The Borrower is directly 100% owned by the Parent.

Our commitment is provided on the basis of, and is subject to, the terms and conditions set out in this letter and in the term sheet attached to this letter as Exhibit A (including all annexes thereto) (the “Term Sheet”) and the Closing Letter (as defined below) (this letter, the Term Sheet and the Closing Letter, as such documents may be amended, amended and restated, supplemented, modified or replaced from time to time in accordance with the amendment provisions contained within the relevant document, together being the “Commitment Documents”).

Words and expressions defined in the Term Sheet have the same meanings when used in this letter unless otherwise provided or the context otherwise requires and references to:

“Acquisition” means the acquisition (beneficial or otherwise) by the Parent of up to 100 per cent. of the Target Shares and warrants to subscribe for Target Shares to be consummated by way of:

(a)	the Offer;

(b)	any purchases in the open market;

(c)	(if applicable) a Squeeze Out Procedure; and/or

(d)	a private sale, contribution or transfer.

“Acquisition Documents” means the Press Release, the Offer Documents and any documents entered into in connection with a Squeeze Out Procedure.

“Closing Date” means the earlier of the Interim Facility Closing Date and the Senior Facility Closing Date.

“Closing Letter” means the letter dated on or around the date of this letter between you and the relevant Commitment Parties.

“Countersignature Date” means the date of counter-signature of this letter by the Parent and the Borrower.

“Exclusivity Period” means the period from the Countersignature Date through and until the earlier of:

(a)
the utilisation by the Borrower of the Senior Facility in a minimum aggregate amount of EUR 187,700,000 on the Senior Facility Closing Date to finance the Acquisition or, if the Interim Facility has been funded, to prepay, repay or refinance in full the principal and interest outstanding under the Interim Facility;

(b)	the date on which this letter is terminated pursuant to paragraph 14(b) below; and

(c)	the latest to occur of:

(i)	the date falling eight (8) Months after (and excluding) the date of this letter; and

(ii)
the date of termination of the Offer (or, if later, the date of termination of any successor, alternative or similar agreement or understanding or offer, solicitation or bid, public or private, to acquire the shares in the Target by the Parent or any member of the Group, directly or indirectly).

“Initial Settlement Date” means the date on which the first payment is made to the shareholders of the Target as required by the Offer.

“Interim Facility Closing Date” means the first date on which both:

(a)	the Initial Settlement Date has occurred; and

(b)	an initial drawdown occurs under Interim Facility 1 (as defined below).

“Offer Document” means:

(a)	the Press Release;

(b)	the offer document (Sw. Erbjudandehandling) in respect of the Offer, reflecting the Press Release and registered with the Swedish Financial Supervisory Authority; and

(c)	any additional press release, revised offer document or supplemental offer document in connection with the Parent’s offer to acquire the Target Shares.

“Offer Regulations” means the Swedish Corporate Governance Board's Takeover Rules for certain trading platforms (as amended) and statements and rulings by the Swedish Securities Council (Sw. Aktiemarknadsnämnden).

“Offer Withdrawal Date” means the date on which the Offer (as extended or revised from time to time) irrevocably lapses or terminates, or is permanently withdrawn by the Parent.

“Press Release” means the press announcement released by the Parent announcing the Offer, in accordance with the Offer Regulations.

“Senior Facility Closing Date” means the first date on which both:

(a)	the Initial Settlement Date has occurred; and

(b)	an initial drawdown occurs under the Senior Facility (as defined below).

“Squeeze Out Procedure” means the squeeze-out procedure set out in the Target Constitutional Documents pursuant to which a person who has, directly or indirectly, acquired not less than ninety percent (90%) of the Target Shares carrying voting rights (on a non-diluted and on a fully diluted basis) following an Offer or otherwise, has the right to require the remaining shareholders of the Target to transfer their respective Target Shares to such person.

“Target Constitutional Documents” means the articles of association of the Target, as amended from time to time.

“Target Shares” means the issued shares of the Target.

1.	Senior Financing and Commitment

(a)	The financing for:

(i)
where the Interim Facility (as defined below) has not been utilised in accordance with the terms of the Interim Facility Agreement (as defined below), the Acquisition, the refinancing of certain financial indebtedness of the Group (as defined in the Term Sheet) and of the Target Group and, with respect to the Overfund Facility only, the general corporate purposes and working capital requirements of the Group; or

(ii)
if the Interim Facility (as defined below) has been utilised in accordance with the terms of the Interim Facility Agreement (as defined below), the refinancing of all principal and interest outstanding under the Interim Facility Agreement and, to the extent that Interim Facility 2 (as defined below) has not been utilised in full thereunder, with respect to the Overfund Facility only, the general corporate purposes and working capital requirements of the Group, in each case, together with all related costs and expenses, consisting of a senior term facility in an aggregate principal amount of up to EUR 200,800,000 (the “Senior Facility”) and as further set out in the terms in the Term Sheet (“Senior Financing”) and documented by way of an agreement reflecting the terms of the Senior Financing (the “Senior Facilities Agreement”, and together with the Acquisition, the “Transaction”).

(b)
For the purposes of ensuring that the financing for the Transaction is available on a certain funds basis during the Certain Funds Period (as defined in the Interim Facility Agreement), BXC has executed and delivered to you an interim facility agreement in the form set out in Exhibit D to this letter (the “Interim Facility Agreement”) pursuant to which BXC has agreed to provide a EUR 187,700,000 interim term loan facility (the “Interim Facility 1”) and a EUR 13,100,000 interim term loan facility (the “Interim Facility 2” and, together with Interim Facility 1, the “Interim Facility”).

(c)
It is acknowledged by the Commitment Parties that the Borrower is also seeking a committed revolving credit facility for the Group (the “Revolving Facility”), which may be provided by one or more institutions to be selected by the Borrower, on a super-senior basis as described in the Term Sheet. No Commitment Party consent shall be required to implement the Revolving Facility (provided that to the extent any prospective lender(s) of the Revolving Facility request any amendments to the Facilities Documentation (as defined below) with respect to the rights of such lenders under the Revolving Facility, the Commitment Parties shall, acting reasonably and in good faith, negotiate (with a view to agreeing) such amendments as reasonably requested by the Parent or the Borrower) and, subject to the foregoing, the Commitment Parties shall take any steps reasonably required to facilitate the implementation of the Revolving Facility commitments, provided that any such modifications do not materially and adversely affect the interests of the Commitment Parties (taken as a whole)) before or after the date of the Senior Facilities Agreement.

(d)
The obligations under the Interim Facility Agreement shall be separately enforceable in accordance with its terms. The provisions of this letter will also remain in full force and effect notwithstanding the entry into the Interim Facility Agreement and the advance of funds thereunder, unless this letter has been terminated in accordance with its terms.  It is however acknowledged and agreed by the parties to this letter that (i) the commitment to provide the Interim Facility is not duplicative of the commitment to provide the Senior Financing and (ii) if the Interim Facility is made available to the Borrower pursuant to the Interim Facility Agreement, the principal and interest outstanding under the Interim Facility will, on or before the Final Repayment Date (as defined in the Interim Facility Agreement), be prepaid, repaid or refinanced in full, in each case, by the Senior Financing and the loan or loans made under the Senior Facilities Agreement. For the avoidance of doubt, the Interim Facility may only be drawn under the Interim Facility Agreement if no loan or advance has been made or, following satisfaction (or waiver) of the conditions to the Senior Facilities Agreement, has been requested to be made under the Senior Facilities Agreement and the amounts available under the Interim Facility Agreement shall be automatically cancelled if the Interim Facility has not been drawn at the date of irrevocable satisfaction (or waiver) of all conditions precedent and other requirements to initial funding of the Senior Facility under the Senior Facilities Agreement.

2.	Appointment

On acceptance of the offer set out in this letter and subject to the terms and conditions of this letter, the Borrower irrevocably appoints BXC as original lender to the Borrower with respect to 100% of the Senior Facility and BXC irrevocably agrees to lend to the Borrower 100% of the Senior Facility.

3.	Exclusivity

(a)
The Parent and the Borrower agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this letter, the Interim Facility Agreement or any fee letter or closing letter) will be paid in connection with any debt financing (or a similar financing (including quasi-equity) which would have the same or substantially similar economic effect to a debt financing) in connection with the Acquisition or the Transaction (other than any agency roles or as expressly contemplated by this letter) unless the Parent, the Borrower and the Commitment Parties shall so agree.

(b)
The Parent and the Borrower agree that they are granting the Commitment Parties the exclusive right (without modifying the terms and conditions of the Commitment Parties’ commitment as set out in this letter) during the Exclusivity Period to negotiate, agree and conclude the debt financing in connection with the Acquisition with you.

(c)
The Commitment Parties agree that, during the Exclusivity Period, the Commitment Parties are granting the Parent and the Borrower the exclusive right to negotiate, agree and conclude the financing in connection with this Acquisition with the Commitment Parties.

(d)
Each of the Parent and the Borrower further acknowledges and agrees that in the event that there is a consummation of the Acquisition or any substantially similar transaction as the Acquisition during the Exclusivity Period is consummated by the Parent or the Borrower or, at the instruction or direction of any of the Parent or the Borrower or any of their controlled Affiliates, then the Borrower shall utilise (i) the Interim Facility in a minimum aggregate amount of EUR 187,700,000 provided that the principal and interest outstanding under the Interim Facility shall then be prepaid, repaid or refinanced, in each case, in full by the Senior Facility or (ii) the Senior Facility in a minimum aggregate amount of EUR 187,700,000, in each case, on the first date of such consummation. The Parent and the Borrower acknowledge that, in entering into this letter, the Commitment Parties have relied on the Parent and the Borrower’s agreements in this paragraph 3.

(e)
Without limiting the generality of the foregoing, and except as expressly permitted by paragraph (g) below, the Parent and the Borrower further agree that during the Exclusivity Period the Parent and the Borrower (i) shall not, and shall ensure that each of their controlled Affiliates, agents, representatives, officers and employees, in each case, acting on any of their directions or instructions, do not, directly or indirectly, solicit or participate in any negotiations or discussions with or provide or afford access to information to any person (other than the Commitment Parties, their controlled Affiliates, and each of their respective representatives and advisors) (each such person, a “Third Party”) with respect to, or otherwise effect, facilitate, encourage or accept any offers for, review any proposals from or enter into any documentation in connection with, any debt financing (or a similar financing (including quasi-equity) which would have the same or substantially similar economic effect to a debt financing), all or any part of the Acquisition or any substantially similar transaction or any other debt financing (or a similar financing (including quasi-equity) which would have the same or substantially similar economic effect to a debt financing) in connection with all or any part of the Acquisition or any direct or indirect acquisition of all or part of the equity interests in or business or assets of, or refinancing of all or any part of the indebtedness of, any member of the Target Group (each, a “Third Party Transaction”); and (ii) shall terminate (as of the Countersignature Date) or have terminated prior to the date hereof any agreement or arrangement relating to any Third Party Transaction to which the Parent and/or the Borrower are parties, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any Third Party.

(f)
Each Commitment Party further agrees that during the Exclusivity Period it (i) shall not, and shall ensure that each of its Affiliates, agents, representatives, officers and employees, in each case, acting on its direction or instruction, do not, directly or indirectly, solicit or participate in any negotiations or discussions with or provide or afford access to information to any person (other than the Parent and the Borrower and each of their controlled Affiliates and respective representatives and advisors) (each such person, a “Third Party Bidder”) with respect to, or otherwise effect, facilitate, encourage or propose or enter into any documentation in connection with, any debt financing (or a similar financing (including quasi-equity) which would have the same or substantially similar economic effect to a debt financing), all or any part of a voluntary or mandatory offer or any proposal to acquire the Target (or any refinancing of the indebtedness of the Target) or any substantially similar transaction or any other debt financing (or a similar financing (including quasi-equity) which would have the same or substantially similar economic effect to a debt financing) in connection with all or any part of a voluntary or mandatory offer or any proposal to acquire the Target (or any refinancing of the indebtedness of the Target) or any direct or indirect acquisition of all or part of the equity interests in or business or assets of, or refinancing of all or any part of the indebtedness of, any member of the Target Group (each, a “Third Party Bid”); and (ii) shall terminate (as of the Countersignature Date) or have terminated prior to the date hereof any agreement or arrangement relating to any Third Party Bid to which it is a party, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any Third Party Bidder.

(g)
Notwithstanding the foregoing, the Commitment Parties, the Parent and the Borrower hereby agree and acknowledge that (i) the Parent, the Borrower and/or any member of the Group are also considering entering into the Revolving Facility, which would be in addition to the Senior Facility and (if applicable) the Interim Facility and, except in respect of the Overfund Facility (as defined in the Term Sheet) and (if applicable) Interim Facility 2, not in lieu thereof, and (ii) the provisions of this paragraph 3 are not intended to apply to the Revolving Facility, the syndication of any equity interests (direct or indirect) in the Parent or any of its Affiliates in connection with the equity financing of the Acquisition or any documentation entered into or to be entered into in relation thereto or prohibit or restrict negotiations in respect thereof or apply to any negotiations or discussions in connection with the Acquisition or the Offer or any negotiations or discussions with the relevant agents in respect of the refinancing of the existing indebtedness of the Target Group as contemplated in the Term Sheet.

4.	Conditions

(a)
It is acknowledged and agreed that it is the intention of the parties to this letter that the financing for the Transaction shall take place pursuant to the Senior Facilities Agreement and not under the Interim Facility Agreement, and the parties agree to negotiate in good faith to agree and execute the Senior Facilities Agreement in accordance with paragraph (i) below. The commitment of the Commitment Parties to provide the Senior Facility on the terms and subject to the conditions set out in this letter and the Commitment Documents, is subject only to:

(i)
the execution of the Senior Facilities Agreement and all related documents relating to the Senior Facility with it being understood that the Senior Facilities Agreement and the intercreditor agreement in connection with the Senior Financing will be based substantially on the precedent documents as agreed between us prior to the date of this commitment letter, as updated for the commercial terms of the transaction as contemplated in the Term Sheet as well as amended for any material inconsistences with the Term Sheet and as further amended as necessary to reflect (A) the legal structure, capital structure and jurisdictions of the Acquisition, the Group, the Target Group and the provisions of the Commitment Documents, (B) the Base Case Model, (C) the operational and strategic requirements of the Group, (including the operational and strategic requirements of the Group and the Target Group) in light of their industries, businesses, geographic locations, business practices, financial accounting and proposed business plan and (D) changes in law (the “Facility Documentation”)[1];

(ii)
if the Interim Facility has been utilised in accordance with the terms of the Interim Facility Agreement, the repayment of all amounts owing under the Interim Facility Agreement with the proceeds of the Senior Facility; and

[1]
For the avoidance of doubt, all references to Norwegian and English companies in the agreed precedent documents shall be updated to reflect the group structure (and jurisdictions of incorporation) of members of the Group and the Target Group.

(iii)
satisfaction or waiver of the conditions precedent to funding specified in the Senior Facilities Agreement (taking into account the Certain Funds provisions contained in the Interim Facility Agreement and, with respect to the Senior Facility, the Term Sheet).

(b)
The commitment of the Commitment Parties (or Affiliates thereof party thereto) to provide the Interim Facility on the terms and the conditions set out in the Interim Facility Agreement is subject only to satisfaction of the conditions precedent to funding specified in the Interim Facility Agreement.

(c)
The obligations of each Commitment Party under the Commitment Documents and the Interim Facility Agreement are several. No Commitment Party is responsible for the obligations of any other Commitment Party.

5.	Fees, Costs and Expenses

(a)	All reasonable fees, costs and expenses of the Commitment Parties shall be paid in accordance with the provisions of the Commitment Documents and the Interim Facility Agreement, as applicable.

(b)	Subject to paragraph (c) below, no fees (including, for the avoidance of doubt, original issue discount), costs or expenses will be payable unless the Closing Date occurs.

(c)
The Parent and the Borrower agree to pay, or cause to be paid, the reasonable legal costs, expenses and disbursements of external counsel to the Commitment Parties (which are subject to an agreed cap and an agreed abort fee arrangement), in connection with the drafting, reviewing and negotiation of the Commitment Documents, the Interim Facility Agreement and the Facility Documentation. Such costs and expenses shall be payable:

(i)
if the Closing Date does not occur, in relation to any work performed up to and including the date which is the earlier of (A) the termination of this letter; and (B) the expiry of the initial offer period as set out in the Offer Document, thirty (30) days from such date provided that such thirty (30) day period shall only commence from the date on which an invoice in respect of such costs and expenses has been provided to the Parent or the Borrower (or their legal advisor); or

(ii)
provided that the Closing Date occurs, in relation to any other work performed up to the Closing Date (but excluding any work performed after the Closing Date), thirty (30) days from the Closing Date provided that such thirty (30) day period shall only commence from the date on which an invoice in respect of such costs and expenses has been provided to the Parent or the Borrower (or their legal advisor).

(d)	The Commitment Parties may allocate, in whole or part, to any of their Affiliates, any fees payable to it in such manner as it may in its sole discretion see fit.

6.	Payments

(a)	All payments to be made under the Commitment Documents and Interim Facility Agreement (as applicable) shall be non-refundable and:

(i)
shall be paid without any set-off or counterclaim in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Commitment Parties notify to the Borrower with at least five (5) Business Days’ prior written notice;

(ii)	shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law; and

(iii)	are exclusive of any value added tax or similar charge (“VAT”).

(b)
If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(c)	If VAT is chargeable, the Borrower shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

7.	Information

(a)
The Parent and the Borrower represent and warrant to the Commitment Parties that, to their knowledge (provided that the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or the funding of the Senior Facility or the Interim Facility):

(i)
any material written factual information (taken as a whole including, any material written factual information (taken as a whole) provided to the Commitment Parties in connection with the Acquisition by, or on behalf of it, or any other member of the Group (the “Information”)) is accurate and complete in all material respects on the date the Information is dated (where applicable) and/or as at the date (if any) at which the Information therein is provided and/or stated to be given;

(ii)
nothing has occurred or been omitted and no information has been given or withheld that results in the Information (taken as a whole) being untrue or misleading in any material respect in light of the circumstances under which such statements were or are made; and

(iii)
any financial projections contained in the Information and any opinions expressed (if any) by the Parent and/or the Borrower or, as the case may be, on behalf of the Parent and/or the Borrower in such financial projections, have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions (it being understood that such projections may be subject to significant uncertainties and contingencies, many of which are beyond the Parent’s or the Borrower’s control, and that no assurance can be given that the projections will be realised).

(b)
The representations and warranties set out in paragraph (a) above are deemed to be made by the Parent and the Borrower by reference to the facts and circumstances then existing (i) on the date of this letter and (ii) on the date on which the relevant Information is provided (but only in respect of such Information).

(c)
The Parent and/or the Borrower shall immediately notify the Commitment Parties in writing upon it becoming aware that any representation or warranty set out in this paragraph 7 is incorrect in any material respect and agree to supplement the information promptly from time to time to ensure that such representation and warranty is correct when made.

(d)
The Parent and the Borrower acknowledge that the Commitment Parties will be relying on the Information without carrying out any independent verification and will not assume responsibility for the accuracy or completeness of the Information.

(e)	The representations and warranties set out in paragraph (a) above will be superseded by those in the Facility Documentation.

(f)
Notwithstanding anything to the contrary contained in this letter (including in relation to the provision of the Information), the Commitment Parties acknowledge that, in relation to the period prior to the Closing Date, the scope, form and content of information that can be provided pursuant to this letter will be subject to the requirements of any applicable legal or regulatory restrictions (including any applicable laws or regulations on market abuse).  For the avoidance of doubt and notwithstanding any other provision of this letter, the Parent and the Borrower will not be required to provide any information the disclosure of which is prohibited or restricted under, or would contravene any, applicable law, rule or regulation (including any applicable legal or regulatory restrictions (including any applicable laws or regulations on market abuse)), court order, regulatory guidance or any obligation of confidentiality (not created in contemplation of this letter), is legally privileged or would violate or waive any attorney-client or other privilege, in each case in respect of the Parent, the Borrower, the Group or the Target Group or in each case such party’s respective affiliates and the Parent and the Borrower shall only be required to provide information which is publicly available and in a form customarily delivered in connection with financings for acquisitions of a Nasdaq First North Premier Growth Market in Stockholm listed public company. In addition, there shall be no obligation for the Parent, the Borrower or any other member of the Group to procure any access to, information from or cooperation of any member of, or in relation to, the Target Group or any of their respective directors, officers, managers, employees or agents.

8.	Indemnity

(a)	The Parent and the Borrower agree to indemnify and hold harmless the Commitment Parties as set forth in Exhibit B hereto, the terms of which are incorporated herein in their entirety.

(b)
The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 8 so that each Indemnified Party may rely on it, subject always to the terms of paragraphs 9(b) (Third Party Rights) and 22 (Governing Law and Jurisdiction).

(c)	The Commitment Parties shall not have any duty or obligation, whether as fiduciary for any Indemnified Party or otherwise, to recover any payment made or required to be made under paragraph (a).

(d)	The Parent and the Borrower also hereby agree for the benefit of each Commitment Party that:

(i)
the Parent and the Borrower are each acting for their own account and have made their own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for them based upon their own judgement and upon advice from such advisers as they have deemed necessary;

(ii)
the Parent and the Borrower are not relying on any communication (written or oral) from any or all of the Commitment Parties (in such capacity) as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction;

(iii)	no communication (written or oral) received from any or all of the Commitment Parties (in such capacity) shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iv)
the Parent and the Borrower are capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understand and accept, the terms, conditions and risks of the Transaction;

(v)	the Parent and the Borrower are capable of assuming, and assume, the risks of the Transaction;

(vi)	each Commitment Party is not acting as a fiduciary for the Parent or the Borrower, any member of the Group or any other party in connection with the Transaction; and

(vii)
each Commitment Party is not an advisor as to legal, tax, accounting, actuarial or regulatory matters in any jurisdiction. Each of the Parent and the Borrower shall consult their own advisors concerning such matters and will be responsible for making their own independent investigation and appraisal of the Transaction contemplated hereby and the Commitment Parties shall not have any responsibility or liability to any of the Parent and the Borrower or any member of the Group in respect thereto.

9.	Third Party Rights

(a)
Except as otherwise expressly provided in the Commitment Documents, the terms of the Commitment Documents may be enforced only by a party to such Commitment Documents and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any term of the Commitment Documents, no consent of a third party is required for any termination or amendment of the relevant Commitment Documents.

10.	Confidentiality

(a)
Each of the parties to this letter acknowledge that the Commitment Documents, the Interim Facility Agreement and all Confidential Information (as defined below) are confidential and no party to this letter shall (and each party shall ensure that none of its controlled Affiliates shall), without the prior written consent of each of the other parties to this letter, disclose the Commitment Documents, the Interim Facility Agreement or their contents or any Confidential Information to any other person, except:

(i)
as reasonably requested or required by law or by any applicable governmental or other regulatory authority (including any lottery, wagering or gaming commission or administrator or similar person or any securities authority including, but not limited to, the U.S. Securities and Exchange Commission (the “SEC”)) or by any applicable stock exchange (including the Nasdaq Stock Exchange, the Swedish Securities Council and Nasdaq First North Premier Growth Market in Stockholm and including, but not limited to, in each case, to the extent required for the purposes of the Offer) or if reasonably requested or required in connection with any legal, administrative or arbitration proceedings provided that (A) other than if publically disclosed, the person to whom the Commitment Documents, Interim Facility Agreement or Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information and (B) the other party to this letter is informed promptly of this requirement, or request (other than in connection with a routine audit or examination by, or a blanket document request from, a regulatory or governmental entity that does not reference the Parent or the Borrower or the Commitment Documents, the Interim Facility Agreement and/or Confidential Information) except that, in each of clauses (A) and (B), there shall be no requirement to so inform if such notification is prohibited by law or, in the opinion of that disclosing party (acting reasonably and in good faith), it is not practicable so to do in the circumstances;

(ii)
to its Affiliates and related funds and each of their (or their respective Affiliates’ and related funds’) respective directors, officers, advisers, employees, investment committee members, accountants, consultants, funding sources, agents and professional advisers and representatives of each of the foregoing and their respective employees (each a “Representative” and together “Representatives”) on a confidential and need-to-know basis for the purposes of the Transaction provided that the Representative to whom the Confidential Information is to be given has been made aware of, and agrees to be bound by, the obligations under this paragraph or is in any event subject to confidentiality obligations as a matter of law or professional practice;

(iii)	that each Commitment Party may disclose any Commitment Document, the Interim Facility Agreement or any Confidential Information:

(A)
to any bank, financial institution or other person and any of their respective Affiliates with whom it is discussing the transfer, assignment or participation of any commitment or obligation under any of the Commitment Documents or the Interim Facility Agreement (as applicable), provided that (1) if at such time such Commitment Party would be prohibited by the terms of the Commitment Documents or the Interim Facility Agreement (as applicable) from entering into such assignment, transfer or participation with such person without the Parent and/or the Borrower’s consent, they must obtain the prior written consent of the Parent and/or the Borrower prior to providing the Confidential Information to such person and (2) the person to whom the Confidential Information is to be given has first entered into a confidentiality undertaking (substantially in the form recommended by the Loan Market Association or as otherwise agreed by the Parent and/or the Borrower and the Commitment Party) except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; or

(B)
to the actual or prospective investors in the Commitment Party’s funds, to the Commitment Party’s funding sources and to actual or prospective investors in the Commitment Party’s co-invest vehicles (to the extent such vehicles are controlled by the Commitment Parties) who are made aware of the confidential nature of the information and have first entered into a confidentiality undertaking (substantially in the form recommended by the Loan Market Association or as otherwise agreed by the Parent and/or the Borrower and the Commitment Party); or

(C)	in protecting and enforcing our rights with respect to this letter,

provided that, in the case of any disclosure under paragraphs (A) or (B) above, such disclosure is only made after the Parent and/or the Borrower has publicly announced their and/or its intention to make the Offer;

(iv)
that the Parent and/or the Borrower may make the Commitment Documents and the Interim Facility Agreement (as applicable) available to senior management of any member of the Group, senior management of the Target, to any potential provider of the Revolving Facility, to any potential facility agent and/or security agent in connection with the Senior Facility and/or the Revolving Facility and each of their professional advisers in connection with the Acquisition, the financing thereof and the refinancing of debt in the Target Group, provided that they have been made aware of, and agree to be bound by, the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(v)
that the Parent and/or the Borrower may disclose any Commitment Document and the Interim Facility Agreement (as applicable) or any Confidential Information in protecting and enforcing its rights with respect to this letter;

(vi)	to the extent the parties to this letter have consented to such disclosure in writing (which may include through electronic means);

(vii)	for the purposes of establishing any defence available under securities or other laws, including, without limitation, as part of any “due diligence” defence; and

(viii)
that the Parent (acting on the advice of counsel) may file or furnish the Commitment Documents, the Interim Facility Agreement, the Facility Documentation and, in each case, any information related thereto, with the SEC.

(b)	For the purposes of this letter:

(i)
“Confidential Information” shall mean all information relating to the Borrower, the Parent, the Group, the Target Group, the Commitment Documents, the Interim Facility and/or the Senior Financing which is provided to the Commitment Parties, or the Borrower, the Parent, the Group or any of their respective Affiliates or advisers, as applicable (the “Receiving Party”) in relation to the Commitment Documents or Senior Financing by or on behalf of the Borrower, the Parent, the Group, or any of their respective Affiliates or advisers, or the Commitment Parties (as applicable) (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party; or

(B)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(C)
is known by the Receiving Party before the date the information is disclosed to the Receiving Party by or on behalf of the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with the Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(D)	is independently developed by the Receiving Party without reliance or reference to the information disclosed by the Providing Party.

For the avoidance of doubt, neither the Borrower, the Parent, the Group, nor any of their respective Affiliates or advisers shall be restricted pursuant to the terms of this letter from disclosing any information (other than Confidential Information received from the Commitment Parties prior to such disclosure) relating to the Borrower, the Parent, the Group and/or the Target Group that is provided by or on behalf of the Borrower, the Parent, the Group, or any of their respective Affiliates or advisers, in each case, in its capacity as a Providing Party pursuant to the terms of this letter.

(ii)
“Affiliates” of any body corporate are (in each case, directly or indirectly) the holding company of that body corporate, subsidiaries and subsidiary undertakings of that body corporate and/or that holding company and the respective directors, officers, employees and agents of each of them and, in the case of any limited partnership, are any entity (including any other limited partnership) which owns or controls or is owned or controlled by such first limited partnership or is under common ownership or control with such first limited partnership and any other funds or other investment vehicles advised or managed by Affiliates of any of the parties to this letter.

11.	Publicity/Announcements

(a)
Subject to paragraph (b) below, no public announcement regarding the Acquisition, the Interim Facility or the Senior Financing shall be made by the Commitment Parties without the prior written consent of the Parent and the Borrower.

(b)	After the Closing Date, the Commitment Parties may publicise in its marketing materials its role in connection with the Transaction (which may include the reproduction of the Group logo).

12.	Conflicts

(a)	The provisions of this paragraph 12 are without prejudice to, and subject to, the obligations of the parties under paragraphs 3 (Exclusivity) and 10 (Confidentiality).

(b)
The Parent, the Borrower and the Commitment Parties acknowledge that the Commitment Parties and their Affiliates may act in more than one capacity in relation to the Transaction or one or more of the Target and may provide debt financing, equity capital or other services (including financial advisory services) to other persons with whom the Borrower, the Parent or their Affiliates or the Target or Affiliates thereof may have conflicting interests in respect of the Acquisition, the Senior Financing, or other transactions.

(c)
Neither the relationship described in this letter nor the services provided by the Commitment Parties or any of their respective Affiliates to the Parent or the Borrower or any other matter will give rise to any fiduciary, equitable or contractual duties (including, without limitation, any duty of confidence) which could prevent or hinder any Commitment Party or its respective Affiliates providing similar services to other customers, or otherwise acting on behalf of other customers or for their own account.  However, the Commitment Parties shall not use any Confidential Information obtained by virtue of the Transaction in connection with providing services to other persons or furnish such information to such other persons. The Commitment Parties shall not be presumed to have so used any Confidential Information solely by reason of the same individuals being engaged in providing such services and in working towards the transaction contemplated by the Commitment Documents. None of the Commitment Parties nor any of their respective Affiliates will be required to account to the Parent or the Borrower for any payment, remuneration, profit or benefit it obtains as a result of acting in the ways referred to above or as a result of entering into any transaction with the Parent or the Borrower or providing services to the Parent or the Borrower.

(d)
The Parent and the Borrower acknowledge that neither the Commitment Parties nor any of their respective Affiliates will have any obligation to use any information obtained from another source for the purposes of the Interim Facility or the Senior Financing or to furnish such information to the Borrower, the Parent or their Affiliates.

(e)
Each Commitment Party reserves the right to employ the services of certain of its Affiliates (the “Commitment Party Affiliates”) in providing services incidental to the provision of the Interim Facility or the Senior Financing and to the extent a Commitment Party employs the services of such a Commitment Party Affiliate, that Commitment Party will procure that its Commitment Party Affiliate performs the obligations of the Commitment Party as if such Commitment Party Affiliate was a party to this letter in the relevant capacity. The Parent and the Borrower agree that in connection with the provision of such services, the Commitment Parties and the Commitment Party Affiliates may share with each other any confidential or other information relating to the Borrower, the Parent, the Group companies and their respective subsidiaries and Affiliates subject to the Commitment Party Affiliates agreeing to keep confidential any such information to the extent it is confidential in accordance with the provisions of paragraph 10 (Confidentiality).

(f)
Neither the Commitment Parties nor any of their respective Affiliates will be required to account to the Parent or the Borrower for any payment, remuneration, profit or benefit it obtains as a result of acting in the ways referred to herein or as a result of entering into any transaction with the Parent or the Borrower or providing services to the Parent or the Borrower.

13.	No Assignments

(a)
Subject to the other provisions of this paragraph 13, no party may assign any of its rights or transfer any of its rights or obligations under the Commitment Documents without the prior written consent of the other parties (and any attempted assignment or transfer without such consent shall be null and void).

(b)
A Commitment Party may delegate any or all of its rights and obligations under the Commitment Documents to any of its Affiliates or related funds, branches or controlled co-investment vehicles (each a “Delegate”) and may designate any Delegate as responsible for the performance of its appointed functions under the Commitment Documents, provided that:

(i)	such Commitment Party shall remain responsible for the performance by each Delegate of any such functions under the Commitment Documents;

(ii)
each Delegate shall be deemed to accept and reaffirm the status of all documents, evidence and other conditions to first utilisation of the Senior Facility and the Interim Facility as at the date of such delegation including the status described in any letter confirming the status of conditions precedent to the Interim Facility or Senior Facility (and shall, at the Parent’s request, provide written confirmation of the same); and

(iii)
no member of the Group shall be required to pay any (or any increased) registration taxes, stamp taxes or other taxes or duties, indemnity claims or other increased costs or be subject to any (or any increased) gross-up obligation as a result of any delegation effected pursuant to this paragraph.

(c)
Each Commitment Party agrees that the Borrower shall be entitled to assign its rights or to transfer its rights and obligations under the Commitment Documents to one or more other companies, partnerships or persons (including newly formed companies, partnerships or persons) owned and controlled by the Parent, and incorporated and located in Malta, Luxembourg, or any other jurisdiction approved by the Commitment Parties for the purposes of the Acquisition, in each case, with the prior written consent of BXC (the “Permitted Transferee”) by executing and delivering to the Commitment Parties an accession deed in the form set out in Exhibit C (the “Accession Deed”) and, upon execution of such Accession Deed, the Permitted Transferee will assume all of the Borrower’s rights and obligations under this letter and the other Commitment Documents provided that (i) at the time of such assignment or transfer each Commitment Party has (each acting reasonably) completed all of its applicable anti-money laundering requirements and know your customer requirements on the relevant Permitted Transferee (the date of such assignment and transfer, being the “Effective Date”) and (ii) that same entity has been assigned all of the Borrower’s rights and has assumed all of the Borrower’s obligations (or, if the Borrower has not yet countersigned this letter, has by way of an Accession Deed assumed all rights and obligations that the Borrower would have had if the Borrower had countersigned the Commitment Documents) under each Commitment Document, and such assignment and assumption, and each of the Commitment Documents, is legally effective and enforceable against such Permitted Transferee.

(d)	With effect from the Effective Date:

(i)
the Permitted Transferee shall perform all of the Borrower’s obligations under the Commitment Documents and be bound by the terms of the Commitment Documents as if the Permitted Transferee had been an original party to the Commitment Documents as at the date of this letter and all references in this letter to the countersignature of this letter by the Parent and the Borrower shall include the execution and delivery of an Accession Deed in accordance with this paragraph 13 and, for the avoidance of doubt, if a Permitted Transferee executes an Accession Deed prior to the date that this letter and/or the other Commitments Documents are countersigned by you, the Permitted Transferee shall be deemed to validly accept the offer and the terms of this letter and the other Commitment Documents (including, for the avoidance of doubt, shall be deemed to have executed any fee letter in connection with the Senior Facilities Agreement) by entering into the Accession Deed without prior countersignature or other form of acceptance by you;

(ii)
other than with respect to the Borrower’s obligations under paragraph 3 (Exclusivity) of this letter, the Borrower will be irrevocably and unconditionally released and discharged from all obligations and liabilities and any further performance, liabilities, claims and demands under the Commitment Documents howsoever arising (whether past, present, future or contingent) and the Commitment Parties will accept the liability of the Permitted Transferee in place of the Borrower under the Commitment Documents; and

(iii)
all references to the “Borrower”, “you” or “your” (as applicable) when referring to the Borrower in the Commitment Documents shall, save as required by context in paragraph (c) and this paragraph (d) of this Clause 13 (No Assignments), be construed to refer to the Permitted Transferee.

14.	Termination

(a)
The commitments and other obligations of the Commitment Parties contained in this letter shall become effective only if the offer of the Commitment Parties is accepted in writing by the Parent and the Borrower in the manner set out in paragraph (c) below, and such commitment and obligations shall otherwise expire and terminate, unless otherwise agreed in writing between the Parent, the Borrower and BXC, on 11:59 p.m., London time, on the earlier of:

(i)	the date falling 20 Business Days after (and excluding) the Countersignature Date if the Press Release has not been published by 11:59 p.m., London time on such date;

(ii)	the Offer Withdrawal Date; and

(iii)	if the Closing Date has not occurred on or before such date, the date falling 8 Months after (and excluding) the date of this letter,

or, if later: (A) only if the Interim Facility Agreement has been funded, the Final Repayment Date (as defined in the Interim Facility Agreement) or (B) such other date agreed with the Commitment Parties (acting reasonably and in good faith). Notwithstanding anything in this letter, in the event that an initial drawdown occurs under the Interim Facility Agreement, the commitments and agreements contained herein shall neither expire nor terminate until 11.59 p.m., London time, on the Final Repayment Date (as defined in the Interim Facility Agreement).

(b)
The Parent and the Borrower shall have the right to terminate this letter and the commitments of one or more of the Commitment Parties hereunder immediately upon written notice to such Commitment Party from the Parent or the Borrower if such Commitment Party, at the time such notice is given:

(i)	is in breach of any material provision of the Commitment Documents; or

(ii)
has not consented to any amendments to the Commitment Documents, the Facility Documentation, the Interim Documents (as defined in the Interim Facility Agreement) or, in each case, any other documents delivered thereunder that, in the Borrower’s reasonable opinion are necessary to implement or complete the Acquisition and have arisen as a part of the negotiations in connection with the Acquisition or discussions with any shareholder of the Target (other than a shareholder of any member of the Target Group who is (or whose Affiliates and Related Funds are) also a shareholder of the Parent or any of its subsidiaries), senior management of the Target or any anti-trust or regulatory authorities, lottery commission, administrator or similar person, pensions trustee, insurer, works council or trade union (or any similar or equivalent person to any of the foregoing in any jurisdiction).

(c)
If the Parent and the Borrower do not accept the offer made by the Commitment Parties in this letter by signing and scanning counter-signed copies of this letter and the Closing Letter to the Commitment Parties (or their legal counsel) before 11.59 pm (London time) on the date of this letter, such offer shall terminate automatically and immediately at that time without any further action by any person.

15.	Survival

The rights and obligations of the parties to this letter under this paragraph and paragraphs 3 (Exclusivity), 5 (Fees, Costs and Expenses), 6 (Payments), 7 (Information), 8 (Indemnity), 9 (Third Party Rights), 10 (Confidentiality), 11 (Publicity/Announcements), 12 (Conflicts), 13 (No Assignments), 18 (Amendments), 22 (Governing Law and Jurisdiction) and 23 (PATRIOT Act) inclusive shall survive and continue after any expiry or termination of the obligations of the Commitment Parties (including any of their permitted successors or assigns) under the Commitment Documents provided that:

(i)
paragraphs 5 (Fees, Costs and Expenses), 7 (Information), 8 (Indemnity) and, in the case of the Commitment Parties only, 10 (Confidentiality) shall terminate on the execution of the Facility Documentation to the extent that substantially equivalent provisions are contained therein (but without prejudice to the accrued rights and obligations at the time of termination);

(ii)	to the extent the Facility Documentation is not signed, in the case of the Commitment Parties only, paragraph 10 (Confidentiality) shall terminate on the second anniversary of the date of this letter;

(iii)
in the case of the Parent and the Borrower only, paragraph 10 (Confidentiality) shall terminate on the earlier of the termination of this letter and the date on which the Facility Documentation is executed; and

(iv)	paragraph 3 (Exclusivity) shall terminate at the end of the Exclusivity Period,

but without prejudice to any accrued rights and remedies of the relevant party at the time of termination.

16.	Remedies and Waivers

The failure to exercise or delay in exercising a right or remedy under the Commitment Documents will not constitute a waiver of that right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy will preclude any further exercise of that right or remedy, or the exercise of any other right or remedy. Except as expressly provided in the Commitment Documents, the rights and remedies contained in the Commitment Documents are cumulative and not exclusive of any rights or remedies provided by law.

17.	Partial Invalidity

If, at any time, any provision or part of a provision of the Commitment Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions or parts of a provision nor the legality, validity or enforceability of such provision or parts of a provision under the law of any other jurisdiction will in any way be affected or impaired.

18.	Amendments

No waiver, amendment or other modification of this letter shall be effective unless in writing and signed by each party to be bound thereby, and no failure to exercise or delay in exercising any right or remedy under this letter shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of any right or remedy.

19.	Entire Agreement

(a)
The Commitment Documents set out the entire agreement between the parties as to the provision of the Senior Financing and supersede any prior oral and/or written understandings or arrangements relating to the Senior Financing.

(b)	Any provision of the Commitment Documents may only be amended or waived in writing signed by each of the parties to them.

20.	Counterparts

The Commitment Documents may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same Commitment Document. Delivery of an executed counterpart of a signature page to a Commitment Document electronically or by facsimile transmission shall be effective as delivery of an original executed counterpart. Any signature hereto through electronic means (including, without limitation, (a) any electronic symbol or process attached to, or associated with, the Commitment Documents and adopted by a person with the intent to sign, authenticate or accept a Commitment Document and (b) any facsimile, E-pencil or “.pdf” file signature), shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law.

21.	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Parent and the Borrower:

(i)
irrevocably appoint Law Debenture Corporate Services Limited (or any replacement agent for service of process in England notified to the Commitment Parties from time to time) as their agent for service of process in relation to any proceedings brought in the English courts in connection with the Commitment Documents; and

(ii)	agree that failure by an agent for service of process to notify the Parent or the Borrower of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as process agent is unable for any reason to act as an agent for service of process, the Parent or the Borrower must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Commitment Parties (acting reasonably).

22.	Governing law and Jurisdiction

(a)
The Commitment Documents and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law unless otherwise specified in the Commitment Documents.

(b)
Each of the parties to this letter agrees that the courts of England have exclusive jurisdiction to settle any disputes in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it and each of the parties to this letter accordingly submits to the jurisdiction of the English courts.

(c)	Each of the parties to this letter further agrees:

(i)
to waive any objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it;

(ii)
that a judgment or order of an English court in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction; and

(iii)
that nothing in this paragraph limits the right of the Commitment Parties to bring proceedings against it in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it:

(A)          in any other court of competent jurisdiction; or

(B)          concurrently in more than one jurisdiction.

23.	PATRIOT Act

By signing this letter, each of the Commitment Parties hereby notifies the Parent and the Borrower that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Commitment Parties may be required to obtain, verify and record information that identifies the Parent, the Borrower or their shareholders and/or any member of the Group which information includes the name, address, tax identification number and other information regarding the Parent, the Borrower and/or any member of the Group that will allow the Commitment Parties to identify the Parent, the Borrower and/or any member of the Group in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Commitment Parties and any lenders in respect of the Senior Facility.

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Exhibit A

TERM SHEET

Project Connect

Summary of Terms and Conditions of the Senior Secured Facilities

17 January 2022

1. PARTIES

PARENT:	NeoGames S.A., a public limited liability company incorporated under the laws of Luxembourg which owns 100% of the shares of the Borrower.

BORROWER:	NeoGames Connect S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg which owns 100% of the shares of Bidco.

BIDCO:	NeoGames Connect Limited, a private limited company incorporated under the laws of Malta.

TARGET:	The entity previously identified to the Lenders by the Parent as “Almond Global PLC”.

INITIAL GUARANTORS:	The Parent, the Borrower and Bidco. The Parent, the Borrower and Bidco will, respectively, provide such guarantees and security as per section Security and Guarantees.

ADDITIONAL GUARANTORS:
Subject to the agreed security principles attached hereto as Schedule 2 (the “Agreed Security Principles”), (i) the Target and each Material Company from time to time shall accede to the Senior Facilities Agreement as a guarantor and (ii) any other member of the Group if required ((i) and (ii), together with the Initial Guarantors, the “Guarantors”), such that the aggregate of earnings before interest and tax (calculated on the same basis as consolidated EBIT of the Group) and gross assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding goodwill, intra‑group items and investments in subsidiaries of any member of the Group) shall (subject to the Agreed Security Principles) represent, in aggregate, a minimum of 80% of the consolidated EBIT and gross assets of the Group, shall also accede to the Senior Facilities Agreement as an additional guarantor, to be tested: (a) first, on or prior to the date falling 90 days after the Closing Date (the “First GCT Testing Date”), (b) second, on or prior to the date falling 90 days after the Control Date and (c) thereafter, annually within 90 days of the due date for delivery of (and by reference to) the most recent audited, consolidated financial statements of the Group delivered to the Agent in accordance with the Senior Facilities Agreement (the “Guarantor Coverage Test”).

No guarantees or security shall be granted in favour of the creditors providing the Super Senior Facilities (the “Super Senior RCF Lenders”) unless such guarantees and security are also provided for the benefit of the Lenders.

The Senior Facilities Agreement shall provide that the Guarantor Coverage Test shall be deemed to be satisfied on the First GCT Testing Date provided that, no later than the First GCT Testing Date:

(a)          each applicable Security Document has been duly executed as described per section Security and Guarantees – No later than the First GCT Testing Date; and

(b)          each of the following entities has acceded as an additional Guarantor:

(i)          NeoGames Systems Ltd. (Israel);

(ii)         NeoGames US LLP (USA); and

(iii)        NeoGames Solutions LLC (USA).

For the purpose of calculating compliance with the Guarantor Coverage Test following the First GCT Testing Date:

(a)          any entity having negative EBIT shall be deemed to have zero EBIT; and

(b)          any member of the Group:

(i)          incorporated in the Czech Republic, the Ukraine and any other jurisdiction agreed between the Parent and the Lenders on or prior to the signing date of the Senior Facilities Agreement (each an “Excluded Jurisdiction”); or

(ii)          that is otherwise not required to become a Guarantor as a result of the application of the Agreed Security Principles, shall, in each case, not be taken into account in the denominator for the purposes of determining the Consolidated EBIT or gross assets of the Group.

A “Material Company” is as per the Precedent Senior Facilities Agreement and shall include, among others, the Parent, Bidco, the Borrower and the Target (but shall exclude any Treasury Company and any member of the Group which is the indirect Holding Company of an Obligor).

GROUP:	The Parent and, once acquired, the Target and each of their respective subsidiaries from time to time (the “Group”).

LENDERS:	Funds and accounts managed, advised or sub-advised by Blackstone Alternative Credit Advisors LP and/or its affiliates, together with co-investors, and their respective transferees (together, “BXC”).

AGENT AND SECURITY AGENT:	Agent and Security Agent to be jointly selected by the Borrower and BXC (each acting reasonably).

2. FACILITY

FACILITY TYPE:	Senior secured term loan facility (the “Facility”), the terms of which are set out in this Term Sheet and will be agreed pursuant to a Senior Facilities Agreement (the “Senior Facilities Agreement”).

AMOUNT AND CURRENCY:
Up to an aggregate EUR 200,800,000 (including an overfund facility of EUR 13,100,000 in a separate tranche, the “Overfund Facility”), where such commitment is to be drawn in EUR and in the circumstances specified below.

BASE CURRENCY:	EUR.

RANKING:
Guaranteed and secured as per section Security and Guarantees such that the Facility will be senior obligations and will rank:

(a)          pari passu in right and priority of payment with the Super Senior Facilities and any secured hedging; and

(b)          junior to the Super Senior Facilities and any super senior secured hedging with respect to the proceeds of enforcement of the Security Documents.

Intercreditor arrangements between the Lenders and the Super Senior RCF Lenders shall be documented in an intercreditor agreement based on the Precedent Intercreditor Agreement (the “Intercreditor Agreement”), it being acknowledged by the Lenders that, to the extent any prospective Super Senior RCF Lenders request any amendments to the rights of such Super Senior RCF Lenders as set out in the Precedent Intercreditor Agreement, the Lenders shall negotiate in good faith (with a view to agreeing) any such amendments to the extent that the Borrower determines (in good faith) that such amendments have been reasonably requested by the Super Senior RCF Lenders, and, subject to the foregoing, the Lenders shall take any reasonable steps required to facilitate the implementation of the Super Senior Facilities provided that, taken as a whole after giving effect to any such amendments, the rights of the Super Senior RCF Lenders under the Intercreditor Agreement vis-à-vis the Lenders and other creditors would not materially and adversely affect the interests of the Lenders (taken as a whole) under the Finance Documents.

USE OF PROCEEDS:
As per the Precedent Senior Facilities Agreement provided that:

(a)          references to “first (A)” and “and thereafter (B)” in paragraph (a)(i) of Clause 3.1 (Purpose) of the Precedent Senior Facilities Agreement shall be deleted;

(b)          the lead-out wording to paragraph (a) of Clause 3.1 (Purpose) of the Precedent Senior Facilities Agreement shall be replaced with “in each case, as applied in accordance with the Funds Flow Statement and/or the Structure Memorandum”; and

(c)          the Overfund Facility shall be utilised for the general corporate and/or working capital purposes of the Group.

AVAILABILITY PERIOD:	The Certain Funds Period except that the Overfund Facility may be utilised up to the Final Repayment Date of the Facility.

FINAL REPAYMENT DATE:	6 years from the Closing Date (being the first date on which both (i) the Initial Settlement Date has occurred and (ii) first utilisation of the Facility occurs).

UTILISATIONS:
The Borrower shall deliver a duly completed utilisation request not later than seven business days (London and Stockholm) prior to the applicable utilisation date (unless otherwise agreed by the Agent (acting on the instructions of the Majority Lenders)).

SECURITY AND GUARANTEES:
The Facility will be guaranteed by the Guarantors, subject to the Agreed Security Principles including applicable guarantee limitations.

Security to be given by the Parent, the Borrower, Bidco and each other Guarantor over assets or types of assets identified below subject to the Agreed Security Principles (including applicable financial assistance limitations, and on the principle that none of these assets shall secure or be provided as support for any other debt (other than the Super Senior Facilities (including any increase thereof as contemplated by this Term Sheet) and secured hedging) (the “Security Documents”):

•        On or prior to the Closing Date:

(a)          Luxembourg law pledge by the Parent of 100% of the shares issued by the Borrower;

(b)          Luxembourg law pledge over any Luxembourg bank account of the Parent (if any);

(c)          Luxembourg law pledge over any Luxembourg bank account of the Borrower (if any);

(d)          English law security assignment agreement in respect of receivables (if any) arising from any intra-group loans granted to a member of the Group by the Parent, Borrower or Bidco which, individually or in aggregate as between such member of the Group and the Parent, Borrower or Bidco (as applicable), exceed EUR 5,000,000 per intra-group lender; and

(e)          Maltese law pledge by the Borrower of 100% of the shares (or equivalent ownership interests) issued by Bidco;

•      No later than the First GCT Testing Date:

(a)          Israeli law pledge by the Parent of 100% of the shares (or equivalent ownership interests) issued by Nectar Systems Ltd;

(b)          with respect to Material Intellectual Property (as defined below) (i) a security interest by Nectar Systems Ltd over Material Intellectual Property owned by it and (ii) if applicable, a security interest by any other Obligor over Material Intellectual Property owned by such Obligor;

(c)          English law security assignment agreement in respect of receivables (if any) arising from any intra-group loans granted to a member of the Group by Nectar Systems Ltd which, individually or in aggregate as between such member of the Group and Nectar Systems Ltd, exceed EUR 5,000,000;

(d)          New York law pledge by the Parent over its applicable US bank account(s);

(e)          New York law pledge by Nectar Systems Ltd and Parent of 100% of the shares (or equivalent ownership interests) issued by Nectar US LLP; and

(f)          New York law customary all-asset security agreement (subject to the agreed security principles and customary exclusions) by Nectar US LLP and Nectar Solutions LLC, including, without limitation, (i) pledge by Nectar US LLP of 100% of the shares (or equivalent ownership interests) issued by Nectar Solutions LLC which are held by Nectar US LLP, (ii) pledge over / security assignment of any intercompany loan receivables owed to Nectar US LLP or Nectar Solutions LLC by any member of the Group which, individually or in aggregate as between such member of the Group and Nectar US LLP or Nectar Solutions LLC (as applicable), exceed EUR 5,000,000 per intra-group lender and (iii) pledge over the applicable bank account into which income of Neo Games from NeoPollard Interactive LLC is deposited (and to the extent that such bank account is closed and/or relocated, and would not or could not otherwise be subject to continuing security, the company shall undertake to obtain the prior written approval of the Security Agent).

For the avoidance of doubt, no security shall be granted over (and no guarantees shall be required from) NeoPollard Interactive LLC or its assets (which shall instead be subject to the negative pledge requirement described below).

•     Within 90 days after the Control Date (provided that, to the extent that any applicable squeeze out procedure, de-listing, re-registration as a private company and all applicable financial      assistance/whitewash process has not been completed within this 90 day period, such security shall be granted as soon as reasonably practicable following the completion thereof and in any event no later than 10 Business Days thereafter) and thereafter (tested in accordance with the Guarantor Coverage Test):

(a)          Maltese law pledge by Bidco of 100% of the shares (or equivalent ownership interests) issued by the Target;

(b)          English law security assignment agreement in respect of receivables (if any) arising from any intra-group loans granted to a member of the Group by another Guarantor which, individually or in aggregate between such parties, exceed EUR 5,000,000 per intra-group lender (provided that no such receivables security will be required to the extent that the intra-group lender is a Guarantor solely by virtue of being a Holding Company of a Material Company);

(c)          Share pledge/charge over 100% of the shares (or equivalent ownership interests) issued by any other Guarantor (provided that no share security over the shares of a Guarantor will be required to the extent that that entity is a Guarantor solely by virtue of being a Holding Company of a Material Company)[1];

(d)          with respect to Material Intellectual Property (as defined below) (i) a security interest by AG Software Ltd. and the Target over Material Intellectual Property owned by such entities (as applicable) and (ii) if applicable, a security interest by any other acceding Obligor over Material Intellectual Property owned by such acceding Obligor; and

(e)          a floating charge (or equivalent “all-asset”) security over all or substantially all the assets of each Material Company incorporated in England and Wales, the United States of America or certain other jurisdictions to be agreed (subject to the Agreed Security Principles and customary exclusions).

1          For the avoidance of doubt, a Holding Company of a Material Company (an “Additional Holding Company”) whose direct subsidiary is a Guarantor and/or a Material Company solely by virtue of being a direct Holding Company of an Obligor shall not be required to accede as a Guarantor.

MATERIAL INTELLECTUAL PROPERTY:
The Senior Facilities Agreement shall provide that Material Intellectual Property owned by any Obligor shall not be transferred, assigned or otherwise disposed of to any person other than an Obligor, provided such Obligor grants equivalent security over such Material Intellectual Property on such transfer, assignment or disposal, in each case, except for non-exclusive licenses thereof.

“Material Intellectual Property” shall mean any intellectual property owned or exclusively licensed (as licensee) or, to the extent the loss of such license would reasonably be expected to have a Material Adverse Effect, non-exclusively licensed (as licensee), by the Obligors that is material to the operation of the business activities and operations of the Parent and/or its subsidiaries and joint ventures (including each Closing Date JV), taken as a whole.

No security interest over any Material Intellectual Property shall be required to be granted (or perfected) with respect to any Excluded Jurisdiction or any other jurisdiction or territory in which an Obligor is not incorporated.

REPAYMENT:	Single bullet repayment in full on the Final Repayment Date.

CERTAIN FUNDS PERIOD:
From (and including) the date of the Senior Facilities Agreement to (and including) 11.59 p.m. (London time) on the earlier of:

(a)          the Closing Date;

(b)          the Offer Withdrawal Date; and

(c)          if the Closing Date has not occurred on or before such date, the date falling eight (8) Months after (and excluding) the date of the Commitment Letter, or, in each case, such later time and date as agreed by the Majority Lenders (acting reasonably and in good faith) (such period, the “Certain Funds Period”), each Lender will not be entitled to refuse to fund its participation in the Facility, cancel any commitment in relation thereto or exercise any right of rescission (or any similar right or remedy) which it may have in relation thereto unless:

(a)          the initial conditions precedent (per the section Initial Conditions Precedent) have not been satisfied (or waived);

(b)          a Change of Control has occurred;

(c)          any Major Default is continuing or would result from the proposed Certain Funds Utilisation; or

(d)          it would be unlawful in any applicable jurisdiction for that Lender to lend or participate in that Certain Funds Utilisation.

“Major Default” shall have the meaning given to that term in the Precedent Senior Facilities Agreement provided that the reference to “Clause 25.9 (Unlawfulness and invalidity)” and “Clause 25.13 (Expropriation)” in paragraph (e) thereof shall be deleted and, in the case of the Acquisition, Major Defaults shall relate to the Borrower and Bidco only.

“Major Representation” shall have the meaning given to that term in the Precedent Senior Facilities Agreement provided that the reference to “Clause 21.27 (Holding and Dormant Companies)” shall be deleted and, in the case of the Acquisition, Major Representations shall relate to the Borrower and Bidco only.

3. PRICING

INTEREST:	The aggregate of (a) the Margin and (b) EURIBOR. Interest to be payable in arrear at the end of each Interest Period.

MARGIN:	6.25% per annum.

INTEREST PERIODS:	3 months or such other period as the Agent (acting on the instructions of all the Lenders participating in the relevant loan) may agree (acting reasonably).

EURIBOR FLOOR:	Zero.

ORIGINAL ISSUE DISCOUNT:	As set out in the Closing Letter.

4. PREPAYMENTS

VOLUNTARY CANCELLATIONS:	The Facility may be cancelled in full on the Offer Withdrawal Date. Following initial utilisation of the Facility, only the Overfund Facility may be cancelled (in whole or in part).

PREPAYMENT PREMIA:
On the date (each a “Prepayment Date”) of a prepayment or repayment of all or any part of the Facility pursuant to (a) a voluntary prepayment, (b) a mandatory prepayment (including as a result of an Exit Event (for the avoidance of doubt, whether by exercise of the Exit Event Individual Lender Put Option or the mandatory sweep following an Exit Event) or (c) as a result of an acceleration, insolvency, enforcement, or other Lender recovery following an acceleration event, but excluding any prepayment or repayment as a result of:

(i)          an Excess Cashflow Optional Prepayment or any payment under the Mandatory Excess Cashflow Sweep (each as defined below);

(ii)         an Overfund Facility Prepayment (as defined below);

(iii)        a William Hill Perpetual License Prepayment (as defined below); or

(iv)         any prepayment as a consequence of illegality or tax gross‑up, tax indemnity or increased cost claims made by a Lender (pursuant to customary provisions providing for such prepayments) or in respect of a Defaulting Lender, the Borrower shall pay (or shall procure payment) to the Agent (for the account of the Lenders pro rata to their participation in the principal amount prepaid or repaid) a prepayment premium on the Prepayment Date (“Prepayment Premium”) (expressed (other than in the case of the Make-Whole Premium) as a percentage of the principal amount of the Facility being prepaid or repaid) (in addition to the principal amount and accrued and unpaid interest thereon to the Prepayment Date) as specified in the table below.

Period	Prepayment Premium
At any time prior to the first anniversary of the Closing Date (the “First Call Date”)	Make-Whole Premium
From and after the First Call Date to the date immediately preceding the second anniversary of the Closing Date	An amount equal to 2.00% of the principal amount of such prepayment
For the period from the second anniversary of the Closing Date to the date immediately preceding the third anniversary of the Closing Date	An amount equal to 1.00% of the principal amount of such prepayment
On the third anniversary of the Closing Date and thereafter	None

Notwithstanding the above and subject to compliance with the other provisions of this paragraph and the proviso hereto, in the event of a prepayment or repayment of the Facility as a result of a Non-Insolvency Acceleration prior to the First Call Date, the Borrower shall be entitled (in its sole discretion) to elect for the Facility to be repaid in full with a Prepayment Premium of 3.00% of the principal amount of such prepayment, instead of the applicable Make-Whole Premium (and for the avoidance of doubt, in addition to the principal amount and accrued and unpaid interest thereon to the Prepayment Date) (the “Prepayment Election”), provided that:

(a)          such Prepayment Election must be made by notice to the Agent no later than the date falling 5 Business Days after the date of the relevant Non-Insolvency Acceleration and may only be exercised with respect to all of the Facility;

(b)          the relevant Prepayment Date must take place no later than 30 Business Days after the date of the relevant Non-Insolvency Acceleration and must occur prior to the First Call Date; and

(c)          there must be no Insolvency Event of Default continuing at the time of the Prepayment Election nor on the relevant Prepayment Date.

“Insolvency Event of Default” means an Event of Default under Clause 25.6 (Insolvency), 25.7 (Insolvency proceedings) or Clause 25.8 (Creditors’ Process) of the Precedent Senior Facilities Agreement.

“Non-Insolvency Acceleration” means any acceleration, enforcement or other Lender recovery which (i) does not occur following the occurrence of an Insolvency Event of Default, and (ii) does not take place while an Insolvency Event of Default is continuing.

“Make Whole Premium” means on any applicable Prepayment Date an amount equal to the greater of:

(1)          1.00 per cent. of the aggregate principal amount of the Facility being prepaid or repaid or recovered; and

(2)          the excess, to the extent positive, of:

(i)          the present value (computed using a discount rate equal to the Applicable Rate (to be defined in accordance with the Precedent Senior Facilities Agreement)) at such Prepayment Date of the sum of:

(A)          102 per cent. of the principal amount of the Facility being prepaid or repaid on such Prepayment Date (the “Prepayment Amount”); plus

(B)          the total amount of interest that would otherwise have accrued or been due on the aggregate principal amount of the Facility being prepaid from (and excluding) the Prepayment Date to (and including) the First Call Date, had such loan(s) been prepaid in such amount(s) on the First Call Date (the “Notional Interest Period”) and assuming that the rate of interest on such principal amount of the Facility for the Notional Interest Period is the percentage per annum which is the aggregate of:

(1)          the applicable cash Margin as at such Prepayment Date; and

(2)          the higher of (x) EURIBOR for the offering of deposits for a three month period (or such shorter period which corresponds to the period from (and including) such Prepayment Date to (and excluding) the First Call Date) determined on the Quotation Day prior to the date of prepayment and (y) zero per cent.; and

over

(ii)          the principal amount of the Prepayment Amount.

MANDATORY PREPAYMENTS – ILLEGALITY:	As per Precedent Senior Facilities Agreement

MANDATORY PREPAYMENTS – CHANGE OF CONTROL, SALE OF ASSETS:
Upon the occurrence of a Change of Control or a sale of all or substantially all of the assets of the Group (in either case, an “Exit Event”) the Borrower shall notify the Agent promptly upon (or, at the Borrower’s election, in anticipation of2) that Exit Event. Upon such notification by the Borrower, at the Borrower’s option (as specified in such notification): (i) each Lender shall have 30 Business Days from the date of such notification (the “Notice Period”) to exercise an individual right (a “Exit Event Individual Lender Put Option”) pursuant to a written notice issued to the Borrower (a “Put Option Notice”): (A) to cancel all its undrawn commitments; and (B) to require that all its outstanding participations in utilisations are repaid with accrued interest and any other amounts accrued to that Lender under the relevant Finance Documents no earlier than the date falling 30 Business Days following the date of the corresponding Put Option Notice; or (ii) with effect from the Exit Event, all outstanding undrawn commitments of each Lender shall be immediately cancelled and outstanding drawn commitments shall become immediately due and payable together with accrued interest and any other amounts accrued to each Lender under the relevant Finance Documents.

For the purposes of this paragraph, “Change of Control” means:

(a)          the Parent ceases to legally and beneficially own and control directly 100% of the issued share capital (or equivalent ownership interests) of:

(i)          the Borrower;

(ii)         NeoGames Systems Ltd.;

(iii)        NeoGames Systems LLC;

(iv)         NeoGames US LLP; or

(v)          NeoGames S.R.O.;

(b)          the Borrower ceases to legally and beneficially own and control directly 100% of the issued share capital of Bidco; or

(c)          following the Control Date, Bidco ceases to legally and beneficially own and control directly 100% of the issued share capital of the Target.

MANDATORY PREPAYMENTS – EXCESS CASH FLOW:
Within 20 Business Days after the due date for delivery of the annual audited financial statements to the Agent, in relation to each complete financial year commencing after the Control Date, the Borrower shall apply in prepayment of the Facility an amount equal to:

(a)          75% of excess cash flow for that financial year if Leverage for that financial year would, pro forma for such prepayment, be greater than or equal to opening Leverage;

(b)          50% of excess cash flow for that financial year if Leverage for that financial year would, pro forma for such prepayment, be less than opening Leverage but greater than or equal to opening Leverage less 0.50x;

(c)          25% of excess cash flow for that financial year if Leverage for that financial year would, pro forma for such prepayment, be less than opening Leverage less 0.50x, but equal to or greater than opening Leverage less 1.00x; and

(d)          0% of excess cash flow for that financial year if Leverage for that financial year would, pro forma for such prepayment, be less than opening Leverage less 1.00x.

An amount equal to the aggregate of (i) $1,000,000 (no carry forward/carry back of any unused amount)) (the “Excess Cashflow De Minimis”), (ii) the aggregate of any voluntary prepayments or debt buy-backs and debt purchase transactions made in respect of the Facility (other than the Overfund Facility) and in each case any associated premium, make-whole or penalty payments at any time during the applicable financial year, to the extent not funded from the proceeds of long term indebtedness, and (iii) any actual expenditure during the applicable financial year in relation to acquisitions, investments, capital expenditure, restructurings, reinvestment in or other application in respect of the business of the Group or other group initiatives, provided that paragraphs (ii) and (iii) shall be deemed utilized prior to paragraph (i) (paragraphs (i) to (iii) together, the “Deduction Amount”), shall be deducted from excess cash flow after the percentages above are applied.

The definition of “Refusable Prepayment” as per the Precedent Senior Facilities Agreement shall include any mandatory excess cash flow prepayment (a “Mandatory Excess Cashflow Sweep”).

The Group shall be entitled to retain all excess cash flow in each financial year which is not required to be swept, including the Excess Cashflow De Minimis.

2          Any such notice delivered in anticipation of an Exit Event may be revocable and/or conditional upon the Exit Event occurring.

EXCESS CASH FLOW VOLUNTARY PREPAYMENT:
As per the Precedent Senior Facilities Agreement, provided that the definition of “Maximum Aggregate ECF Amount” shall be replaced with “means an amount equal to 25% of the aggregate principal amount of all Loans made under Facility B which are drawn on the Closing Date”.

OVERFUND FACILITY:
As soon as reasonably practicable following the establishment of Super Senior Facilities (in an aggregate amount up to the Super Senior Cap) the Borrower shall repay and/or cancel (without premium or penalty) any outstanding portion of the Overfund Facility (an “Overfund Facility Prepayment”).

DISPOSAL PROCEEDS:
Net disposal proceeds exceeding a de minimis amount of (a) (in the case of an individual disposal) the greater of $6,800,000 and 10% of Consolidated Pro Forma EBITDA and (b) (in aggregate per financial year) the greater of $17,000,000 and 25% of Consolidated Pro Forma EBITDA shall be applied in mandatory prepayment of the Facility to the extent not reinvested within 12 months from the date of receipt (or if committed or designated for reinvestment on or before the end of such 12-month period, actually reinvested within 18 months from the date of receipt).

INSURANCE PROCEEDS:
Net insurance proceeds exceeding a de minimis amount of (a) (in the case of an individual insurance claim) the greater of $6,800,000 and 10% of Consolidated Pro Forma EBITDA and (b) (in aggregate per financial year) the greater of $17,000,000 and 25% of Consolidated Pro Forma EBITDA shall be applied in mandatory prepayment of the Facility to the extent not reinvested within 12 months from the date of receipt (or if committed or designated for reinvestment on or before the end of such 12-month period, actually reinvested within 18 months from the date of receipt).

WILLIAM HILL PERPETUAL LICENSE PREPAYMENT:
As soon as reasonably practicable following the replacement of the non-royalty-free perpetual license currently granted to William Hill Organization Limited in the material intellectual property of the Group with a royalty-free perpetual license, the Borrower shall repay and cancel (without premium or penalty) an amount equal to the sterling value of such amount paid by William Hill Organization Limited pursuant to such arrangement (the “William Hill Perpetual License Prepayment”, but in any event the William Hill Perpetual License Prepayment shall be no greater than £15 million in aggregate (and, for the avoidance of doubt, the definition of “Refusable Prepayment” as per the Precedent Senior Facilities Agreement shall include a William Hill Perpetual License Prepayment).

MANDATORY PREPAYMENTS – GENERAL CONDITIONS:
No mandatory prepayment shall be required in connection with a “Completion Default” or any “Acquisition Proceeds” (in each case, as defined in the Precedent Senior Facilities Agreement)

Other than a prepayment following the occurrence of an Exit Event or illegality (to the extent necessary to comply with applicable laws), all prepayments shall be subject to permissibility under local law (e.g. financial assistance, corporate benefit restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant members of the Group).

There will be no requirement to make any such mandatory prepayment where the Tax or other cost to the Group of making that prepayment or making funds available to another member of the Group to enable such prepayment to be made is equal to or exceeds 5% of the amount to be prepaid.

No prepayments shall be required to be made to a Defaulting Lender.

Mandatory prepayments will be applied pro rata between the Facility and other senior secured indebtedness ranking pari passu with the Facility.

Amounts not applied in prepayment and/or prior to potentially being applied in prepayment as a consequence of the foregoing provisions will not, for the avoidance of doubt, be blocked in any blocked or cash collateral accounts and shall remain available to the Group (and there shall be no obligation for the Group to open or maintain any such blocked or cash collateral account for such purpose), i.e. Clause 9.5 of the Precedent Senior Facilities Agreement and all corresponding provisions shall not apply.

5. FINANCIAL COVENANTS

FINANCIAL COVENANT:
In respect of the Facility only (for the avoidance of doubt, excluding any Super Senior Facility), Leverage (which will be tested on each Quarter Date beginning with the first Quarter Date to occur after one complete Financial Quarter has elapsed after the Control Date (each a “Test Date”)) in respect of the Relevant Period ending on that Test Date (the “Testing Period”) shall not exceed:

(a)          in respect of each applicable Test Date (commencing with 30 September 2022) up to and including the Test Date ending 30 September 2023: 4.50:1;

(b)          thereafter, in respect of each applicable Test Date up to and including the Test Date ending 30 September 2024: 3.50:1.00;

(c)          thereafter, in respect of each applicable Test Date up to and including the Test Date ending 30 September 2025: 3.00:1.00; and

(d)          thereafter, in respect of each applicable Test Date: 2.50:1.00,

(the “Financial Covenant”).

If the Financial Covenant has been breached and such breach has not been cured in accordance with the “Equity Cure” provisions below, but is complied with when tested on the immediately subsequent Test Date, then the prior breach of such Financial Covenant or any Default or Event of Default arising therefrom shall be deemed cured unless the Agent has taken acceleration action on the instructions of the Majority Lenders (and the notice in respect of such acceleration action has not been rescinded) before delivery of the compliance certificate in respect of the subsequent Test Date.

EQUITY CURE:
The Borrower shall have the ability to prevent and/or cure breaches of a Financial Covenant (an “Equity Cure”) in respect of any applicable Testing Period (the “Applicable Period”) before the date which is 20 Business Days after the date on which the relevant Compliance Certificate was due with the proceeds of additional equity (including, for the avoidance of doubt, any rights issue or other secondary equity raised by the Parent) and/or subordinated shareholder loans (a “Cure Amount”).

The Cure Amount shall be deemed to have been received by the Group on the applicable Test Date by either:

(a)          adding such Cure Amount to Consolidated EBITDA (an “EBITDA Cure”) for the Applicable Period; or

(b)          deducting such Cure Amount from the calculation of Consolidated Total Net Debt so that the amount of Consolidated Total Net Debt as at the Test Date shall be deemed to have been reduced by the amount of such Cure Amount, whereupon in each case the Financial Covenant shall be recalculated, provided that the Borrower shall not have the ability to prevent or cure breaches of the Financial Covenant as set out above by effecting new equity and/or subordinated loans as Cure Amounts on more than five occasions over the term of the Facility, of which a maximum of four Equity Cures shall be EBITDA Cures in aggregate and in each case, with no cures in consecutive Financial Quarters.

For the avoidance of doubt, there shall be no requirement to apply any Cure Amount in prepayment of the Facility.

An Equity Cure shall only be included as a Cure Amount for the purposes of testing the Financial Covenant.

There shall be no limits on the quantum of any Cure Amount and over cures are permitted.

DEBT INCURRENCE – GENERAL DEBT BASKET
The Senior Facilities Agreement shall permit the Group to incur Borrowings in an aggregate principal outstanding amount of up to $20 million (or equivalent) at any time (the “General Debt Basket”), which may be incurred (without double-counting) by way of Accordion Facilities, Incremental Equivalent Debt and/or unsecured indebtedness.

DEBT INCURRENCE – ACCORDION FACILITIES:
The Borrower may incur additional indebtedness (an “Accordion Facility”) under the Senior Facilities Agreement, by way of a new term facility, or an increase to any existing term facility (including the Facility), secured by the transaction security and ranking pari passu with the Facility subject to the conditions set out in Clause 2.2 (Accordion Facility) of the Precedent Senior Facilities Agreement, amended as follows:

(a)          Quantum: the amount of such Accordion Facility, when aggregated with the aggregate amount of all other Accordion Facility commitments committed at the time such Accordion Facility commitments are committed shall not exceed the sum of (the “Available Accordion Amount”):

(i)          an amount equal to the General Debt Basket (minus any other amount to the extent incurred and outstanding under the General Debt Basket at such time); and

(ii)         an unlimited amount provided that Leverage is no greater than opening Leverage (the “Ratio Debt Amount”), provided that (x) when calculating the Available Accordion Amount, at the Borrower’s option, the Ratio Debt Amount shall be deemed to be utilised prior to the General Debt Basket, (y) for the avoidance of doubt, the quantum of any Accordion Facility shall not be governed by either any “Leverage Cap” or “Fixed Charge Cover Ratio” (each as defined in the Precedent Senior Facilities Agreement) and (z) when calculating the Available Accordion Amount, any amount incurred in reliance on the General Debt Basket shall not be permitted to be reclassified under the Ratio Debt Amount;

(b)          MFN: in relation to any Accordion Facility which:

(i)          is a floating rate term loan facility denominated in EUR;

(ii)         is incurred pursuant to the Ratio Debt Amount or as Incremental Equivalent Debt;

(iii)        matures prior to the date falling one year after the Final Repayment Date for the Facility;

(iv)         is incurred within the first six months after the Closing Date; and

(v)          is not incurred for the purposes of financing any permitted acquisition, investment and/or capital expenditure, the yield applicable to such Accordion Facility shall not exceed 0.50% per annum (calculated on a fully drawn basis) above the yield applicable to the Facility on the Closing Date (unless the Parent offers to increase the Margin on the Facility so that the yield on such Accordion Facility would not exceed the yield applicable to Facility B as at the Closing Date); and

(c)          Borrower: unless otherwise agreed with BXC and the applicable Lender(s) of such Accordion Facility, the borrower of any Accordion Facility shall be the Borrower.

For the purposes of the paragraph above, where such Accordion Facility is incurred for purposes of funding a permitted acquisition or investment, the calculation of Leverage shall be pro forma for consummation of such acquisition or investment.

For the avoidance of doubt, no restriction set out in this section shall limit the ability of the members of the Group to utilise the Super Senior Facilities in accordance with their terms.

DEBT INCURRENCE – INCREMENTAL EQUIVALENT DEBT:
In addition to Accordion Facilities, the Senior Facilities Agreement will permit the incurrence of incremental equivalent debt (which may be incurred by way of notes and/or loans) in a manner consistent with the incurrence of Accordion Facilities. For the avoidance of doubt, the MFN described above shall apply mutatis mutandis to any applicable incremental equivalent debt (where such incremental equivalent debt satisfies each of the conditions for the MFN as described above and ranks pari passu with the Facility).

CERTAIN FINANCIAL DEFINITIONS:
As set out in the Precedent Senior Facilities Agreement (as amended pursuant to Schedule 3 hereto). For the avoidance of doubt, the netting of cash and cash equivalent investments which are the proceeds of indebtedness shall not be permitted for any financial ratio calculations except to the extent incurred under the Super Senior Facilities.

6. UNDERTAKINGS

INFORMATION UNDERTAKINGS:
Information undertakings as per the Precedent Senior Facilities Agreement shall apply, amended as follows:

(a)          each set of accounts and financial statements or reports to be delivered pursuant to paragraphs (b) and (c) below which is posted to the SEC website at www.sec.gov (including, for the avoidance of doubt, any filing on Form 10-K or Form 10-Q) or any website published by or on behalf of the Group shall be deemed to have been delivered to the Agent on the date that the Agent has been provided written notice of such posting;

(b)          Annual Financial Statements shall be required to be delivered within 120 days after the end of each Financial Year, commencing with the first Financial Year ending after the Closing Date;

(c)          Quarterly Financial Statements shall be required to be delivered, commencing with the first full Financial Quarter ending after the Closing Date:

(i)          in respect of each applicable Financial Quarter occurring during the first full 12 months ending after the Closing Date, within 60 days after the end thereof; and

(ii)          thereafter, within 45 days after the end of the corresponding Financial Quarter;

(d)          Quarterly Financial Statements shall not be required to include cashflow statements (or any statement, comment or certification in respect thereof) but shall be accompanied by a cashflow statement in such form as prepared internally by the Group and shall be delivered for information purposes only (i.e. the Senior Facilities Agreement shall not prescribe any particular details or the form in which such quarterly cashflow statements are prepared and the Lenders will have no right to sign-off on such quarterly cashflow statements (or the form thereof));

(e)          Monthly Financial Statements (if any, and subject to paragraph (f) below), in respect of the first two calendar months of a Financial Quarter only (a “Reporting Month”) commencing with the first full Reporting Month ending after the Closing Date, shall be delivered:

(i)          in respect of each applicable Reporting Month occurring during the first full 12 months ending after the Closing Date, within 45 days after the end thereof; and

(ii)          thereafter, within 30 days after the end of the corresponding Reporting Month;

(f)          Monthly Financial Statements (if any) shall only be required to be delivered in such form as prepared internally by the Group and shall be delivered for information purposes only (i.e. the Senior Facilities Agreement shall not prescribe any particular details or the form in which such Monthly Financial Statements are prepared, the Lenders will have no right to sign-off, query or request additional information on such Monthly Financial Statements (or the form thereof) and there shall be no requirement that the directors comment on the performance of the Group or any material developments or proposals affecting the Group or its business). To the extent that the Group does not (for whatever reason and for whatever length of time) produce Monthly Financial Statements and/or amends the form of such Monthly Financial Statements (in each case, in its sole discretion), there shall be no default, Event of Default or other breach of the Senior Facilities Agreement as a result thereof;

(g)          any statement required to accompany financial statements (or certification in respect thereof) shall be made by the chief executive officer and/or chief operating officer (or other equivalent senior officer), not a director;

(h)          there shall be no requirement that any compliance certificate:

(i)          set out the Super Senior Cap, total commitments available or amounts available and/or drawn under the Super Senior Facilities; or

(ii)          be reported on or certified by any auditor;

(i)          paragraph (c) of Clause 22.3 (Requirements as to financial statements) of the Precedent Senior Facilities Agreement shall be deleted;

(j)          commencing with the first complete Financial Year commencing after the Control Date, a budget shall be delivered within 60 days (or within 90 days for the first complete Financial Year commencing after the Control Date), which (excluding a balance sheet but including the cash and debt position) shall comprise the information and projections required by paragraph (b) of Clause 22.4 (Budget) of the Precedent Senior Facilities Agreement; and

(k)          commencing with the first complete Financial Year commencing after the Control Date, and upon the request of the Agent (acting on the instructions of the Lenders):

(i)          once in each applicable Financial Year, the Parent shall (upon reasonable notice) give a presentation to the Lenders about the ongoing business and financial performance of the Group; and

(ii)          on no more than two occasions in any applicable Financial Year, the Agent (acting on the instructions of the Lenders) may, upon not less than 10 Business Days’ prior written notice to the Parent, request a call or meeting with the chief executive officer, chief financial officer or other senior management to discuss the ongoing business and financial performance of the Group, but without prejudice to paragraph (c) of Clause 22.5 (Presentations and meetings) of the Precedent Senior Facilities Agreement.

In addition, information undertakings shall be limited to the extent that disclosure of such information is subject to confidentiality restrictions with third parties and/or legal or regulatory restrictions.

GENERAL UNDERTAKINGS:	As per the Precedent Senior Facilities Agreement, amended as follows:

(a)          for the purposes of the “Permitted Acquisition” definition, the Group shall only be required to deliver to the Agent (on behalf of the Lenders) copies of any third party financial or legal due diligence reports commissioned by the Group (in each case on a non-reliance basis and, where requested by the relevant report provider, hold harmless basis) by the date falling 10 Business Days after the completion of an applicable acquisition, if the total net purchase price for such acquisition is greater than $6,800,000 or 10% of Consolidated Pro Forma EBITDA and provided that no such obligation shall apply if the relevant report provider has a general policy of not permitting such disclosure to persons other than the entity which commissioned the report;

(b)          the Senior Facilities Agreement shall include (i) a negative pledge with respect to any liens or security for indebtedness (subject to certain agreed exceptions, to be agreed in good faith) being granted by any Obligor on its interest in NeoPollard Interactive LLC and any other joint venture, partnership or similar business arrangement resulting from any Michigan JV Contract (being (1) the joint venture agreement, dated as of 14 January 2014 between (among others) Neogames Network Limited and Pollard Banknote Limited, and (2) any other contractual obligation made by Pollard Banknote Limited or any of its affiliates, relating to a contract with the State of Michigan, Bureau of State Lottery, for the development, implementation, operational support and maintenance of an online lottery system and various lottery games) (the “Closing Date JVs”), (ii) an agreement that no Obligor shall direct or consent to (or, to the extent it has the right to do so, fail to object to) the incurrence by any of the Closing Date JVs of any indebtedness (subject to certain agreed exceptions, to be agreed in good faith) or the creation, incurrence, assumption or suffering to exist of any lien upon any of the property of any Closing Date JV securing any indebtedness (subject to certain agreed exceptions, to be agreed in good faith), in each case other than to the extent incurred or created in the ordinary course of its business (unless incurred or created in view of incurring (or in connection with the incurrence of) financial indebtedness) and (iii) without prejudice to the foregoing clause (i) or (ii), a negative pledge consistent with Clause 24.14 (Negative Pledge) of the Precedent Senior Facilities Agreement but which shall not apply with respect to any Closing Date JV;

(c)          the “Permitted Financial Indebtedness” definition shall include: (i) the General Debt Basket; (ii) to the extent constituting Financial Indebtedness, payment and custodial obligations in the ordinary course of business in respect of prize, jackpot, deposit, payment processing and player account management operations, customer deposits or winnings or funds owing to or held on behalf of any gaming authority, client or customer, including obligations with respect to funds that may be placed in trust accounts, and letters of credit securing the foregoing and (iii) permitted hedges[3] and permitted cash management obligations entered into with persons other than the Lenders (or their affiliates or related funds) in an amount not to exceed an amount to be agreed; for the avoidance of doubt, neither earn outs nor contingent obligations in connection with an acquisition (including the Acquisition) shall constitute Financial Indebtedness;

(d)          the “Permitted Guarantees” definition shall include any guarantees by the Parent or any of its subsidiaries of any purchase obligations of subsidiaries or Permitted Joint Ventures under supplier agreements and in respect of obligations of or to customers, distributors, franchisees, lessors, licensors, contractual counterparties, licensees and sublicensees in the ordinary course of business;

(e)          the “Permitted Joint Venture” definition shall include the Closing Date JVs[4];

3          For the avoidance of doubt, any hedging satisfying the definition of “Permitted Hedging Transaction” shall not be subject to any cap (per the Precedent Senior Facilities Agreement).
4          Permitted Guarantees in respect of Closing Date JVs shall be subject to a cap (to be agreed in good faith).

(f)           the “Permitted Payments” definition shall include (i) with respect to paragraph (c)(i) thereof, a cap set at 10% of Retained Excess Cashflow, with respect to paragraph (c)(ii) thereof, a Leverage level equal to or greater than 2.00:1.00 but less than 3.00:1.00 and, with respect to paragraph (d) thereof, a Leverage level less than 2.00:1.00, and (ii) unlimited restricted payments to facilitate issue of new shares and/or declaration of dividends by the Parent in order to settle consideration payable in connection with the Offer (in each case, in accordance with the Structure Memorandum), provided that (1) the total value of such consideration (in cash and/or shares) received by each selling shareholder who receives a portion of their consideration after the Closing Date, when aggregated with consideration already received by such shareholders in connection with the Offer, is no greater than the total value of consideration received by those selling shareholders that received all of their consideration in cash and shares in full on or around the Closing Date in accordance with the terms of the Offer and (2) for the avoidance of doubt, any upstreaming of funds by the Group in order for such restricted payments to be made shall be expressly permitted;

(g)          the “Permitted Security” definition shall include: (i) cash collateralization of permitted hedges and permitted cash management obligations entered into with persons other than the Lenders (or their affiliates or related funds) in an amount not to exceed an amount to be agreed, (ii) deposits and other Security to secure the performance of (x) bids, government, trade and other similar contracts (other than for borrowed money), performance bonds and guarantees issued in the ordinary course of trading, (y) leases, subleases or licenses in the ordinary course of business and (z) statutory or regulatory obligations, surety, judgment and appeal bonds, and (in each case) letters of credit issued as security for the foregoing, (iii) Security solely on any cash earnest money deposits or “certain funds” escrow arrangements made by the Parent or any other member of the Group in connection with Permitted Acquisitions, and (iv) Security on cash, Cash Equivalents or other investments in the ordinary course of business in connection with the deposit of amounts necessary to satisfy payment and custodial obligations in respect of prize, jackpot, deposit, payment processing and player account management operations, customer deposits or winnings or funds owing to or held on behalf of any gaming authority, lottery commission, lottery administrator, client or customer, including as may be placed in trust accounts;

(h)          undertakings with respect to sanctions shall follow the form set out in Schedule 5 (Sanctions);

(i)           Clause 24.11 (Holding Companies) of the Precedent Senior Facilities Agreement shall apply to the Borrower and Bidco only (not to the Parent);

(j)           upon acquisition by the Parent of applicable bank accounts (either in Luxembourg or another jurisdiction in which another Obligor is incorporated) that would not be subject to the transaction security created pursuant to the then existing transaction security documents, the Parent shall promptly notify the Agent of the same and, subject to the Agreed Security Principles, enter into such additional documents, deliver such additional legal opinions and take such additional steps as may reasonably be requested by the Agent (acting on the instructions of the Majority Lenders) in order to grant, perfect and evidence transaction security with respect to such bank accounts;

(k)          Bidco shall, no later than the date falling 15 Business Days after the date of opening an applicable Maltese bank account and subject to the Agreed Security Principles, execute a Maltese law pledge over such bank account – for the avoidance of doubt, the execution of such transaction security shall not be a condition precedent to utilisation of the Facility and any breach in respect thereof shall not constitute a Major Default;

(l)          Clause 24.31 (Escrow Account), Clause 24.34 (Dormant subsidiaries) and Clause 24.38 (Completion Default) of the Precedent Senior Facilities Agreement shall be deleted;

(m)          for so long as BXC is a Lender, the Group shall be required to comply with the following additional undertakings:

(i)          the undertakings set out in Schedule 4 (Regulatory Process); and

(ii)          no material increase in salary, compensation, remuneration, bonus or any other arrangement of any of the senior executive directors, non-executive directors, management and senior officers of the Group holding more than 0.5% of the shares of the Parent shall be made unless such increase (1) is approved either by a majority of the Parent’s independent board members or the Parent’s compensation committee or at an annual general meeting of the Parent or (2) is determined in a way which is consistent with past practices of the Group; and

(n)          undertakings with respect to conditions subsequent shall follow the form set out in the Interim Facility Agreement rather than the Precedent Senior Facilities Agreement.

Customary “limited condition transactions” wording shall be included permitting the Borrower to elect a test date for the purposes of all applicable requirements (including e.g. whether or not an Event of Default is continuing, or any leverage ratio test or other condition) under the Finance Documents to be a date on which a related acquisition is committed.

OFFER UNDERTAKINGS:
(a)          Subject to paragraph (b) below:

(i)          subject to any confidentiality, regulatory, legal or other restrictions relating to the supply of such information, the Borrower shall inform the Agent should the Parent terminate or withdraw the Offer prior to the date on which the Offer is declared unconditional by the Parent in all respects;

(ii)          subject to any confidentiality, regulatory, legal or other restrictions relating to the supply of such information, the Borrower shall, from time to time, if the Agent reasonably requests, give the Agent reasonable details as to the progress of, and the current level of acceptances for, the Offer;

(iii)        the Parent shall comply in all material respects with the Offer Regulations and all other applicable laws and regulations relating to the Offer and the Squeeze Out Procedure, save where non-compliance would not be materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents;

(iv)         the Press Release will contain terms consistent with the draft Press Release provided to the Agent prior to the date of the Commitment Letter (or with such amendments or modifications thereto as do not materially and adversely affect the interests of the Lenders (taken as a whole));

(v)          the Offer Document will contain terms consistent with the draft of the Press Release provided to the Agent on or prior to the date of the Commitment Letter, provided that this condition shall be satisfied if the Offer Documents does not include an amendment to the Offer that would not be permitted under this Agreement;

(vi)         other than to the extent required by the Offer Regulations or any regulatory body, the Parent shall not waive or amend the Minimum Acceptance Condition;

(vii)        the Parent shall not take any steps as a result of which any member of the Group is obliged to make a mandatory offer in respect of the Target Shares;

(viii        the Parent shall initiate and pursue the Squeeze Out Procedure as soon as reasonably practicable following the date on which the Parent holds directly or indirectly not less than 90 per cent. of the total number of outstanding shares in the Target carrying voting rights (on a non-diluted and on a fully diluted basis);

(ix)          the Parent, or to the extent the Target has been pushed down under Bidco, Bidco shall use commercially reasonable endeavours, as soon as reasonably practicable and commercially viable following the Offer having been declared unconditional by Bidco, to procure that that the Target Shares are delisted from Nasdaq Stockholm; and

(x)          the Parent shall procure that the Target shall be a direct subsidiary of Bidco.

(b)          Notwithstanding anything to the contrary in the Senior Facilities Agreement, the Parent may, without restriction, waive or change any term or condition of the Offer (other than the Minimum Acceptance Condition (except to the extent required by the Offer Regulations or any regulatory body)), including but not limited to increasing the cash consideration payable in respect of the Target Shares (provided that any such increase in cash consideration shall not be funded with the proceeds of any external borrowings of any member of the Group and shall be only funded from the proceeds of equity contributions) or increasing the consideration payable in respect of the Target Shares by way of the payment of non-cash consideration.

7. REPRESENTATIONS AND WARRANTIES

REPRESENTATIONS AND WARRANTIES:	As per the Precedent Senior Facilities Agreement provided that:

(a)         all representations shall be made subject to information disclosed (including in the Structure Memorandum, the Reports and/or the Acquisition Documents) and to the knowledge and belief of the management of the relevant Obligor, excluding the management of the Target Group until after the Control Date occurs;

(b)          Clause 21.27 (Holding and Dormant Companies) and Clause 21.32 (Acquisition Documents) of the Precedent Senior Facilities Agreement shall be deleted;

(c)          representations with respect to sanctions shall follow the form set out in Schedule 5 (Sanctions); and

(d)          the following representation shall be made (i) by the Parent on (x) the date of the Senior Facilities Agreement and (y) the Closing Date (but not repeated thereafter), and (ii) by NeoGames Systems Ltd on the date on which it becomes an additional Guarantor (but not repeated at any time thereafter): “All of the Material Intellectual Property of the Group (excluding the Target Group) is owned by NeoGames Systems Ltd”.

8. OTHER TERMS

EVENTS OF DEFAULT:
As per the Precedent Senior Facilities Agreement provided that:

(a)          the de minimis threshold for the purposes of each of Clause 25.5 (Cross default), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency proceedings) and Clause 25.8 (Creditors’ Process) of the Precedent Senior Facilities Agreement shall be EUR 7,500,000;

(b)          Clause 25.5 (Cross default) of the Precedent Senior Facilities Agreement shall include an exclusion for Subordinated Debt and shall also include the following paragraph “No Event of Default will occur if such Financial Indebtedness has ceased to be due and payable or payable on demand (other than by a demand being made) or in respect of which the relevant creditor is no longer entitled to declare such amounts due and payable”;

(c)          paragraph (b) of Clause 25.6 (Insolvency) and Clause 25.17 (Material adverse effect) of the Precedent Senior Facilities Agreement shall be deleted;

(d)          paragraph (b) of Clause 25.15 (Repudiation and rescission) of the Precedent Senior Facilities Agreement shall be limited to Subordinated Creditors and any member of the Group (other than an Obligor) which is an Intra-Group Lender, in each case, under (and as defined in) the Intercreditor Agreement;

(e)          paragraphs (a) and (b) of Clause 25.15 (Repudiation and rescission) of the Precedent Senior Facilities Agreement shall each include a 15 Business Day grace period;

(f)          Clause 25.12 (Audit qualification) of the Precedent Senior Facilities Agreement shall be replaced with “The auditors of the Group qualify the Annual Financial Statements and such qualification concerns an inability to continue the business as a going concern or is a result of inadequate provision of information, unless such qualification or circumstances giving rise to such qualification do not or would not reasonably be expected to have a Material Adverse Effect”; and

(g)          Clause 25.16 (Litigation) of the Precedent Senior Facilities Agreement shall be replaced with “Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in writing in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which, if adversely determined, has or is reasonably likely to have a Material Adverse Effect”.

EXCLUDED MATTERS:
Notwithstanding any other term of the Finance Documents:

(a)         none of the steps set out in or contemplated by the Structure Memorandum or the Acquisition Documents (or the intermediate steps or actions necessary to implement any of them); nor

(b)          any Withdrawal Event, shall in any case constitute a Default or an Event of Default, and each such event in paragraphs (a) and (b) above shall be expressly permitted by the terms of the Finance Documents.

For these purposes, “Withdrawal Event” means the withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union and/or the redenomination of the euro into any other currency by the government of any current or former participating member state of the European Union and/or the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union.

INITIAL CONDITIONS PRECEDENT:
The availability of the Facility is conditional upon the Agent having received the conditions precedent set out in Schedule 2 (Conditions Precedent for Initial Utilisation) to the Interim Facility Agreement and, in addition, corresponding conditions precedent in respect of BidCo corresponding to the “Bidco Accession Bid Security Documents” set out therein and counterparts or copies of the Intercreditor Agreement executed by the Parent, the Borrower and/or Bidco (as applicable)) in form and substance satisfactory to it (acting on behalf of the Majority Lenders) acting reasonably (other than any condition precedent which is not required to be in form and substance satisfactory to the Agent or the Lenders).

OTHER PROVISIONS:	The Tax indemnity and the stamp indemnity shall follow the form set out in the Interim Facility Agreement rather than the Precedent Senior Facilities Agreement.

NO DEAL, NO FEE:
If the Closing Date does not occur, no original issue discount, closing payment, fee, costs or expenses will be payable (other than all reasonable and documented out-of-pocket legal expenses which are subject to an agreed cap and an agreed abort fee arrangement).

MANAGEMENT INPUT:
The parties acknowledge that this Term Sheet, including, without limitation, the representations and warranties, undertakings (including the financial undertakings) and events of default, baskets and thresholds, have been negotiated without full access to the management of the Target Group. The parties to the Commitment Documents agree to negotiate in good faith any amendments, variations or supplements to this Term Sheet, the Senior Facilities Agreement or any other Finance Document to the extent reasonably requested prior to the Closing Date by the Target Group for the anticipated operational requirements and flexibility of the Group in respect of such representations and warranties, undertakings (including the financial undertakings) and events of default, baskets and thresholds and the other terms and conditions contained in such documentation following completion of the Acquisition.

ASSIGNMENTS AND TRANSFERS:
As per the Precedent Senior Facilities Agreement provided that:

(a)          if an Original Lender assigns, novates or transfers (including, without limitation, by way of sub-participation) any of its rights and obligations under any Finance Document on or prior to the end of the Certain Funds Period (the “Pre-Closing Transferred Commitments”): (i) the Original Lender shall fund the Pre-Closing Transferred Commitments in respect of that Utilisation by 9:30 a.m. (London time) on the applicable date of Utilisation if that New Lender (or subsequent New Lender) has failed to so fund (or has indicated that it will not be able to fund) on the applicable date of Utilisation in respect of the Facility; and (ii) the Original Lender shall retain exclusive control over all rights and obligations with respect to the Pre-Closing Transferred Commitments, including all rights with respect to waivers, consents, modifications, amendments and confirmations as to satisfaction of the requirement to receive all of the documents and other evidence listed in the section entitled Initial Conditions Precedent above until after the end of the Certain Funds Period;

(b)          paragraph (a)(iii) of Clause 26.2 (Conditions of assignment or transfer) of the Precedent Senior Facilities Agreement shall be deleted;

(c)          paragraph (B) of the proviso to paragraph (a) of Clause 26.2 (Conditions of assignment or transfer) of the Precedent Senior Facilities Agreement shall also apply to any person that is or would be a Defaulting Lender;

(d)          paragraph (C) of the proviso to paragraph (a) of Clause 26.2 (Conditions of assignment or transfer) of the Precedent Senior Facilities Agreement shall be without prejudice to any consent right that the Parent has to such assignment or transfer;

(e)          the first sentence of paragraph (b) of Clause 26.2 (Conditions of assignment or transfer) of the Precedent Senior Facilities Agreement shall not apply to any assignment or transfer made during the Certain Funds Period;

(f)          the second sentence of paragraph (b) of Clause 26.2 (Conditions of assignment or transfer) of the Precedent Senior Facilities Agreement shall also apply to Defaulting Lenders; and

(g)          no member of the Group shall be required to bear any increased costs (including any stamp duty, taxes or other transfer costs) arising on a transfer, assignment or sub-participation (excluding a transfer, assignment or sub-participation entered into at the request of the Borrower).

AMENDMENTS AND WAIVERS:
The Obligors shall not (and shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of any Super Senior Document without the Lenders’ consent, unless such amendment, variation, novation, supplement, waiver, termination or supersession would not be materially prejudicial to the interests of the Lenders provided that, for the avoidance of doubt, any increase in the total commitments under the Super Senior Facilities as expressly contemplated by the definition of “Super Senior Cap” in this Term Sheet and as permitted under the Senior Facilities Agreement shall not be construed as being materially prejudicial to the interests of the Lenders.

GOVERNING LAW:	English law, other than for security documentation that will be governed by the relevant local law.

EXCLUSIVE JURISDICTION:	England and Wales, other than for security documentation that will be subject to the relevant local jurisdiction.

DOCUMENTARY PRECEDENT:	Precedent Senior Facilities Agreement and Precedent Intercreditor Agreement.

[***] SCHEDULE 1

Definitions

[***] SCHEDULE 2

Agreed Security Principles

[***] SCHEDULE 3

Certain Financial Definitions

[***] SCHEDULE 4

Regulatory Process

[***] SCHEDULE 5

Sanctions

 [***] SCHEDULE [ ˜ ]

SANCTIONS DISCLOSURE

[***] Exhibit B

INDEMNIFICATION PROVISIONS

[***] Exhibit C

FORM OF ACCESSION DEED

STRICTLY CONFIDENTIAL

Exhibit D

FORM OF INTERIM FACILITY AGREEMENT

17 January 2022

Project Connect

Interim Facility Agreement

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000
www.lw.com

i

This Agreement (the “Agreement”) is dated as first stated above and made between:

(1)
NEOGAMES S.A. a public limited company (société anonyme) incorporated under the laws of Luxembourg, with its registered office at 63-65, rue de Merl, L-2146 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B186309, as the parent (the “Parent”);

(2)
NEOGAMES CONNECT S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, with its registered office at 63-65, rue de Merl, L-2146 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B262811 as the borrower and a guarantor (the “Borrower”);

(3)
NEOGAMES CONNECT LIMITED, a private limited company incorporated under the laws of Malta with its registered office at Level 3, Valletta Buildings, South Street, Valletta, Malta and registered with the Malta Business Registry under number C 101275, as a guarantor (“Bidco”); and

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 3 (The Lenders) as lenders (the “Lenders”).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Acquisition” means the acquisition (beneficial or otherwise) by the Parent of up to 100 per cent. of the Target Shares and warrants to subscribe for Target Shares to be consummated by way of:

(a)	the Offer;

(b)	any purchases in the open market;

(c)	(if applicable) a Squeeze Out Procedure; and/or

(d)	a private sale, contribution or transfer.

“Acquisition Documents” means the Press Release, the Offer Documents and any documents entered into in connection with a Squeeze Out Procedure.

“Additional Original Issue Discount” has the meaning given to that term in the Closing Letter.

“Affiliate” has the meaning given to that term in the Commitment Letter.

“Approved List” means a list of pre-approved Lenders agreed between the Borrower and the Lenders.

“Availability Period” means:

(a)	in the case of Interim Facility 1, the period starting on the date of this Agreement and ending on the earlier of (i) the Closing Date and (ii) the last day of the Certain Funds Period; and

(b)	in the case of Interim Facility 2, the period starting on the date of utilisation of the Interim Facility 1 and ending on the Final Repayment Date.

“Bid Security Documents” means:

(a)	a Luxembourg law pledge by the Parent of 100% of the shares issued by the Borrower;

(b)	a Luxembourg law pledge over any Luxembourg bank account of the Parent (if any);

(c)	a Luxembourg law pledge over any Luxembourg bank accounts of the Borrower (if any);

(d)
an English law security assignment agreement in respect of receivables (if any) arising from any intra-group loans granted to any member of the Group by the Parent, the Borrower or Bidco which, individually or in aggregate as between such member of the Group and the Parent, the Borrower or Bidco (as applicable), exceed EUR 5,000,000 per intra-group lender; and

(e)	a Maltese law pledge by the Borrower of 100% of the shares (or equivalent ownership interests) issued by Bidco.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Stockholm and:

(a)	(in relation to any date for payment or purchase of a currency other than EUR) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of EUR) any TARGET Day,

provided that for the purposes of the first utilisation of the Facility and the calculation of the Certain Funds Period, “Business Day” shall (at the Borrower’s option) have the meaning given to that term (or equivalent term) in, and any period of Business Days shall be determined in accordance with, the Acquisition Documents.

“BXC” means funds and accounts managed, advised or sub-advised by Blackstone Alternative Credit Advisors LP and/or its Affiliates and/or its Related Funds.

“BXC Co-Investor” means (a) any entity which is an institutional co-investor of BXC which (i) is a limited partner in one or more BXC funds or (ii) invests through a co-investment vehicle controlled by BXC (a “Co-Investment Vehicle”), in each case, acting in their capacity as such or (b) any Co-Investment Vehicle itself.

“Certain Funds Draw Stop Event” means, during the Availability Period for Interim Facility 1, the occurrence of any of the following in relation to the Borrower or Bidco only and not, for the avoidance of doubt, with respect to the Parent, any subsidiary of the Parent (other than the Borrower or Bidco), the Target or the Target Group and without regard to any procurement obligation:

(a)	the performance of the obligations of the Lenders under the Interim Documents being or having become unlawful or illegal; and/or

(b)
an Event of Default under any of Clause 14.2 (Payment Default), Clause 14.3 (Breach of Other Obligations) insofar as it relates to a breach of Clause 13.1, Clause 14.4 (Misrepresentation) insofar as it relates to a breach of Clause 12.1, Clause 14.5 (Insolvency), Clause 14.6 (Insolvency Proceeding), Clause 14.7 (Creditors’ Process), Clause 14.9 (Repudiation or Rescission of an Interim Document) or Clause 14.11 (Change of Control) (inclusive).

“Certain Funds Period” means the period from (and including) the date of this Agreement to (and including) 11.59 p.m. (London time) on the earlier of:

(a)	the date falling 20 Business Days after (and excluding) the Countersignature Date if the Press Release has not been published by 11:59 p.m., London time on such date;

(b)	the Closing Date;

(c)	the Offer Withdrawal Date; and

(d)	if the Closing Date has not occurred on or before such date, the date falling eight (8) Months after (and excluding) the date of the Commitment Letter,

or, in each case, such later time and date as agreed by the Lenders (acting reasonably and in good faith).

“Change of Control” means:

(a)	the Parent ceases to legally and beneficially own and control directly 100% of the issued share capital (or equivalent ownership interests) of:

(i)	the Borrower;

(ii)	NeoGames Systems Ltd.;

(iii)	NeoGames Systems LLC;

(iv)	NeoGames US LLP; or

(v)	NeoGames S.R.O.;

(b)	the Borrower ceases to legally and beneficially own and control directly 100% of the issued share capital of Bidco; or

(c)	following the Control Date, Bidco ceases to legally and beneficially own and control directly 100% of the issued share capital of the Target.

“Closing Date” means the first date on which both:

(a)	the Initial Settlement Date has occurred; and

(b)	an initial drawdown occurs under Interim Facility 1.

“Closing Letter” means the letter dated on or around the date of this Agreement between, amongst others, the Parent and Blackstone Alternative Credit Advisors LP.

“Commitment” means an Interim Facility 1 Commitment or an Interim Facility 2 Commitment, as the context requires.

“Commitment Letter” means the commitment letter (including the exhibits thereto) dated on or about the date of this Agreement between, among others, the Parent, the Borrower and BXC with respect to the Interim Facility described herein.

“Commitment Documents” has the meaning given to that term in the Commitment Letter.

“Conditions Precedent” means the conditions precedent set out in Schedule 2 (Conditions Precedent for initial Utilisation) hereto.

“Control Date” means the date on which Bidco holds and controls 100% of the outstanding Target Shares.

“Default” means an Event of Default or any event or circumstance specified in Clause 14 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Interim Documents or any combination of any of the foregoing) be an Event of Default.

“Effective Date” means the date on which the Lenders notify the Borrower that all of the Conditions Precedent have been received in form and substance satisfactory (unless indicated otherwise in Schedule 2 (Conditions Precedent for initial Utilisation)) to, or waived by, the Lenders (acting reasonably).

“EUR”, “Euro”, “euro” and “€” means the single currency unit of the Participating Member States.

“EURIBOR” means, in relation to any Utilisation in Euro:

(a)	the applicable Screen Rate;

(b)
(if no Screen Rate is available for Euro for the relevant period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lenders at its request quoted by the Reference Banks to leading banks in the European interbank market; or

(c)	(if the Reference Banks are not able to supply the relevant rates) the rate notified to the Borrower as the cost to the Lenders of funding its participations as it may reasonably and properly select, in each case as of 11:00 a.m. on the Rate Fixing Day for the offering of deposits in Euro for a period of appropriate length and, if any such rate is less than zero, EURIBOR will be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 14 (Events of Default).

“Existing Debt” means:

(a)
the promissory note issued by the Parent to AG Software Limited pursuant to an amended and restated promissory note dated 18 May 2017 (as increased from time to time) which is due to mature on 31 March 2022;

(b)
the promissory note issued by the Parent to Aspireglobal Limited pursuant to an amended and restated promissory note dated 18 May 2017 (as increased from time to time) which is due to mature on 31 March 2022;

(c)	the loans documented pursuant to a loan agreement dated 20 October 2020 between the Parent and William Hill Finance Limited;

(d)	the loan documented pursuant to a loan agreement dated 3 March 2021 between the Target and Eliyahu Azur which is due to mature on 2 April 2022;

(e)	the loan documented pursuant to a loan agreement dated 3 March 2021 between the Target and Pinhas Zahavi which is due to mature on 2 April 2022;

(f)	the loan documented pursuant to a loan agreement dated 17 March 2021 between the Target and Aharon Aran which is due to mature on 2 April 2022; and

(g)	the loan documented pursuant to a loan agreement dated 22 March 2021 between the Target and Barak Matalon which is due to mature on 2 April 2022.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)
in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under an Interim Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Final Repayment Date” means the date falling ninety (90) days after the date of Utilisation of Interim Facility 1.

“Guarantor” means:

(a)	the Parent;

(b)	the Borrower; and

(c)	Bidco.

“Group” means the Parent and its Subsidiaries from time to time.

“Initial Settlement Date” means the date on which the first payment is made to the shareholders of the Target as required by the Offer.

“Interim Documents” means this Agreement, the Bid Security Documents, the Maltese Bank Account Pledge and any other document designated in writing as an Interim Document by the Lenders and the Borrower.

“Interim Facility” means Interim Facility 1 or Interim Facility 2, as the context requires.

“Interim Facility 1” means an interim term loan facility in an aggregate amount equal to EUR 187,700,000.

“Interim Facility 1 Commitment” means, in relation to each Lender, the amount of Interim Facility 1 set opposite its name under the heading “Interim Facility 1 Commitment” in Schedule 3 (The Lenders) and/or the amount of any other Interim Facility 1 Commitment transferred to it pursuant to Clause 21.2 (Transfers or assignments by the Lenders).

“Interim Facility 2” means an interim term loan facility in an aggregate amount equal to EUR 13,100,000.

“Interim Facility 2 Commitment” means, in relation to each Lender, the amount of Interim Facility 2 set opposite its name under the heading “Interim Facility 2 Commitment” in Schedule 3 (The Lenders) and/or the amount of any other Interim Facility 2 Commitment transferred to it pursuant to Clause 21.2 (Transfers or assignments by the Lenders).

“Interim Secured Liabilities” means any existing and/or future obligations, whether direct or by way of guarantee, of the Obligors, whether joint or several, absolute or contingent, due or to become due, towards any of the Lenders under the Interim Documents, whether by way of principal, interest or otherwise, and all and any fees, original issue discount, additional original issue discount, costs and/or expenses which any of the Lenders may hereafter incur in the protection or enforcement of their respective rights under the Interim Documents.

“Lender” means each Lender together with its Affiliates and any other bank or financial institution to whom such Lender assigns or transfers its rights and/or obligations in accordance with this Agreement.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Maltese Bank Account Pledge” has the meaning given to that term in paragraph (b) of Clause 13.3.

“Margin” means 6.25 per cent. per annum.

“Material Adverse Effect” means any event which has a material adverse effect on:

(a)	the business, assets or financial condition of the Borrower; or

(b)	the ability of the Borrower to perform its payment obligations under any Interim Document; or

(c)
subject to the Reservations and any perfection requirements relating to the Bid Security Documents which are not overdue, the validity or enforceability of any of the Interim Documents in a manner which is materially adverse to the interests of the Lenders under the Interim Documents (taken as a whole) and, if capable of remedy, is not remedied within fifteen (15) Business Days of the Borrower becoming aware of the issue, provided that such period shall run concurrently with any other applicable grace period.

“Minimum Acceptance Condition” means the condition specified in the applicable Offer Document which requires the Offer being accepted to such extent that Bidco becomes the owner of shares representing not less than 90 per cent of the total voting rights pertaining to the issued and outstanding shares in the Target (excluding any treasury shares held by the Target).

“Obligors” means the Borrower and each Guarantor.

“Offer” has the meaning given to that term in the Term Sheet.

“Offer Document” means:

(a)	the Press Release;

(b)	the offer document (Sw. Erbjudandehandling) in respect of the Offer, reflecting the Press Release and registered with the Swedish Financial Supervisory Authority; and

(c)	any additional press release, revised offer document or supplemental offer document in connection with the Parent’s offer to acquire the Target Shares.

“Offer Regulations” means the Swedish Corporate Governance Board's Takeover Rules for certain trading platforms (as amended) and statements and rulings by the Swedish Securities Council (Sw. Aktiemarknadsnämnden).

“Offer Withdrawal Date” means the date on which the Offer (as extended or revised from time to time) irrevocably lapses or terminates, or is permanently withdrawn by the Parent.

“Original Issue Discount” has the meaning given to that term in the Closing Letter.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which:

(a)	is of cash or cash equivalent investments not prohibited by the Interim Documents;

(b)	is described in the Structure Memorandum or the Acquisition Documents; or

(c)	arises as a result of a Permitted Transaction or any Permitted Security.

“Permitted Financial Indebtedness” means financial indebtedness:

(a)	arising or permitted under the Interim Documents, or the Senior Facilities Agreement or expressly permitted under the Term Sheet;

(b)
arising under a Permitted Transaction or Permitted Guarantee provided that, to the extent any Permitted Transaction creates a debt owed by any Guarantor to any of its shareholders, such debt is subordinated to the Interim Facility on terms satisfactory to the Lenders; or

(c)	as described in the Structure Memorandum.

“Permitted Guarantee” means any guarantee or indemnity contemplated by Interim Documents, the Term Sheet or the Senior Facilities Agreement or arising under a Permitted Transaction.

“Permitted Loan” means any loan contemplated by Interim Documents, the Term Sheet or the Senior Facilities Agreement or arising under a Permitted Transaction.

“Permitted Security” means:

(a)	any security identified in or contemplated by the Interim Documents, the Term Sheet or the Senior Facilities Agreement;

(b)	any lien arising solely by operation of law or agreement of similar effect and in the ordinary course of business;

(c)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Group; or

(d)	any security arising as a result of a Permitted Transaction.

“Permitted Transaction” means:

(a)	any disposal required, financial indebtedness incurred, guarantee, indemnity, loan or security or other transaction arising under or described in the Interim Documents or the Acquisition Documents;

(b)
the solvent liquidation or reorganisation of any member of the Group (other than the Parent, the Borrower and Bidco) where such reorganisation is expressly set out in the Structure Memorandum or under any Interim Document so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(c)	any payments or other transactions contemplated by the Structure Memorandum.

“Press Release” has the meaning given to that term in the Term Sheet.

“Reference Banks” means the principal offices of two or more banks as have been appointed by the Lenders in consultation with the Borrower from time to time.

“Related Fund” means, in relation to a fund (the “first fund”), a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Reservations” means general principles set out as qualifications or reservations as to matters of law in the legal opinion to be delivered under the Interim Documents.

“Screen Rate” means the percentage rate per annum for the relevant period displayed on the page EURIBOR01 of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lenders may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Senior Facilities Agreement” has the meaning given to such term in the Term Sheet.

“Squeeze Out Procedure” means the squeeze-out procedure set out in the Target Constitutional Documents pursuant to which a person who has, directly or indirectly, acquired not less than ninety percent (90%) of the Target Shares carrying voting rights (on a non-diluted and on a fully diluted basis) following an Offer or otherwise, has the right to require the remaining shareholders of the Target to transfer their respective Target Shares to such person.

“Structure Memorandum” means the tax strawman paper prepared by EY dated 10 January 2022.

“Subsidiary” means any of:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006; and

(b)
an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right or ownership and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership or voting capital, by contract or otherwise.

“Target” has the meaning given to that term in the Commitment Letter.

“Target Constitutional Documents” means the articles of association of the Target, as amended from time to time.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Target Group” means the Target and its Subsidiaries and “member of the Target Group” means any of them.

“Target Shares” means the issued shares of the Target.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Term Sheet” has the meaning given to that term in the Commitment Letter.

“Total Commitment” means the Total Interim Facility 1 Commitment and the Total Interim Facility 2 Commitment.

“Total Interim Facility 1 Commitment” means, at any time the aggregate of the Interim Facility 1, being EUR 187,700,000 as at the date of this Agreement.

“Total Interim Facility 2 Commitment” means, at any time the aggregate of the Interim Facility 2, being EUR 13,100,000 as at the date of this Agreement.

“Transaction” has the meaning given to that term in the Commitment Letter.

“Utilisation” means any utilisation of the Interim Facility to be made by the Borrower in accordance with this Agreement.

“Utilisation Request” means a notice from the Borrower requesting the Utilisation, substantially in the form set out in Schedule 1 (Form of Utilisation Request) hereto.

“VAT” means:

(a)	value added tax imposed pursuant to the United Kingdom Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)
any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“Withdrawal Event” means the withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union and/or the redenomination of the euro into any other currency by the government of any current or former participating member state of the European Union and/or the withdrawal (or any vote or referendum electing to withdraw) of any member state from the European Union.

1.2	Terms defined in the Commitment Letter (including the exhibits thereto) shall have the same meaning when used in this Agreement, unless a contrary indication appears.

1.3	Construction

(a)	In this Agreement, any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

(b)	In this Agreement, “security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

(c)	In this Agreement, an Event of Default is continuing if it has not been remedied or waived.

(d)	In this Agreement, “tax credit” means a credit against any tax or any relief or remission for or rebate of tax (or its repayment) with respect to a payment under an Interim Document.

(e)	In this Agreement, “tax deduction” means a deduction or withholding for or on account of tax from a payment under an Interim Document.

(f)
In this Agreement, if any obligation requires to be fulfilled on a day which is not a Business Day, that obligation will instead become due on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(g)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any other agreement or instrument is a reference to that other agreement or instrument as amended, supplemented, assigned or novated;

(ii)	any person includes its successors in title, permitted assigns and permitted transferees;

(iii)	a time of day is a reference to London time.

1.4	Luxembourg terms

In this Agreement, where it relates to a person incorporated in or organised under the laws of Luxembourg, a reference to:

(a)
a “winding-up”, “administration”, “reorganisation”, “insolvency” or “dissolution” includes bankruptcy (faillite); insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire); composition with creditors (concordat préventif de la faillite); moratorium or suspension of payments (sursis de paiement); controlled management (gestion contrôlée), fraudulent conveyance and general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(b)
a “receiver”, “administrative receiver”, “administrator”, “trustee”, “custodian”, “sequestrator”, “compulsory manager”, “conservator” or similar “officer” includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(c)
a “lien” or “security interest” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)
a “guarantee” includes any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code;

(e)
a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements) and a person which has lost its creditworthiness (ébranlement de crédit);

(f)	“by-laws” or “constitutional documents” includes its up-to-date (restated) articles of association (statuts coordonnés);

(g)	a “director” and/or a “manager” includes a gérant or an administrateur;

(h)	a “set-off” includes, for the purposes of Luxembourg law, legal set-off; and

(i)	an “attachment” or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt).

1.5	Maltese terms

In this Agreement, where it relates to where it relates to a person incorporated in or organised under the laws of Malta, a reference to:

(a)
a “winding-up”, “administration”, “dissolution”, “suspension of payments”, “administration” or “insolvent reorganisation”, “composition”, “compromise” or “assignment” or “arrangement with any creditor” includes, without limitation any procedure or proceeding in relation to an entity and referring to insolvency, voluntary or judicial liquidation, creditor compromises, company recovery, general settlement with creditors, reorganisation or any similar proceedings affecting the rights of creditors generally under Maltese law, and shall be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings;

(b)
a “receiver”, “administrative receiver”, “administrator”, “provisional liquidator”, “liquidator”, “compulsory” or “interim manager” or the like includes, without limitation, a liquidator ,a provisional administrator, an official receiver, or any other person performing that same function of each of the foregoing in accordance with Maltese company law;

(c)
“Security” or a “security interest” includes, without limitation, any privilege (general or special), hypothec (general or special), pledge, lien, charge, mortgage, security by title transfer or other encumbrance which grants rights of preference to a creditor over the assets of the debtor, whether granted or arising by operation of the law; and

(d)	“by-laws” or “constitutional documents” includes its up-to-date memorandum and articles of association.

2.	INTERIM FACILITY

2.1
Subject to the terms of this Agreement, the Lenders make available to the Borrower during the Availability Period applicable to Interim Facility 1, Interim Facility 1 to be utilised by way of one advance requested in a Utilisation Request, the proceeds of which may be applied, directly or indirectly, in or towards (including by way of on-lending to Bidco):

(a)	the purchase price for the Acquisition and Offer and any payment for any of the issued share capital of the Target required under any of the Acquisition Documents;

(b)	the refinancing of principal and interest outstanding of the financial indebtedness in the Target Group existing prior to the Closing Date;

(c)	payment of all fees, costs and expenses in relation to the Acquisition, the Offer and the other payments and the refinancing contemplated in paragraphs (a) and (b),

in each case, in accordance with the Funds Flow Statement and/or the Structure Memorandum.

2.2
Subject to the terms of this Agreement, the Lenders make available to the Borrower during the Availability Period applicable to Interim Facility 2, Interim Facility 2 to be utilised by way of one advance requested in a Utilisation Request, the proceeds of which may be applied, directly or indirectly, in or towards, the working capital and general corporate purposes of the Group and the Target Group.

2.3	The Lenders are not required to monitor or verify the utilisation under the Interim Facility.

3.	OBLIGORS’ AGENT

(a)
Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Interim Documents and irrevocably authorises:

(i)
the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Lenders and to give all notices and instructions, to execute on its behalf any agreement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	the Lenders to give any notice, demand or other communication to that Obligor pursuant to the Interim Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements, or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and the Lenders may rely on any action taken by the Borrower on behalf of that Obligor.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Borrower or given to the Borrower under any Interim Document on behalf of another Obligor or in connection with any Interim Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Interim Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Borrower acting as Obligors’ agent and any other Obligor, those of the Borrower shall prevail.

4.	UTILISATION

4.1
Subject to Clause 4.1 below, on receipt of a Utilisation Request by 3.00 p.m. (London time) seven (7) London and Stockholm business days prior to the proposed date of a Utilisation, the Lenders agree, subject only to the conditions set out in Clause 5 (Conditions to Utilisations), to advance the amount set out in such Utilisation Request less, in case of the advance of Interim Facility 1 under this Agreement only, the Original Issue Discount and, if applicable, the Additional Original Issue Discount (together the “OID Deduction”) or, if the Lenders elect for the OID Deduction to be settled in a separate manner contemplated by the Closing Letter, the OID Deduction shall be settled in such manner.

4.2	The amount of the Utilisations requested by the Borrower shall be equal to:

(a)	with respect to the utilisation under Interim Facility 1, the Total Interim Facility 1 Commitments; and

(b)	with respect to any utilisation under Interim Facility 2, the Total Interim Facility 2 Commitments,

in each case, such that, for the avoidance of doubt and notwithstanding the OID Deduction but subject to paragraph (a) of Clause 8.1, the total principal amount outstanding to the Lenders and owed by the Borrower at any time shall be the total amounts advanced by the Lenders to the Borrower under this Agreement which are outstanding at such time plus the Original Issue Discount and, if applicable, the Additional Original Issue Discount (with no double counting).

5.	CONDITIONS TO UTILISATIONS

5.1	Subject to Clause 5.2 below, the Lenders will only be obliged to make the Utilisations available to the Borrower if the Effective Date has occurred and:

(a)	during the Certain Funds Period, no Certain Funds Draw Stop Event is outstanding; and

(b)	following the end of the Certain Funds Period, in respect of Interim Facility 2 only, no Event of Default is outstanding.

5.2
Subject to the Effective Date having occurred and provided that no Certain Funds Draw Stop Event is outstanding or will result from the making of any Utilisation, during the Availability Period for Interim Facility 1, the Lenders shall not be entitled to:

(a)	refuse to participate in or make available any Utilisation under the Interim Facility;

(b)	cancel, rescind or terminate this Agreement or any commitment pursuant to the Interim Facility or Utilisation under the Interim Facility;

(c)	exercise any right of set off, counterclaim, repudiation or similar right or remedy which it may have in relation to the Interim Facility; or

(d)	cancel, accelerate or cause repayment of the Interim Facility or take any other action under or pursuant to Clause 14 (Events of Default),

provided that immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

5.3	The Lenders shall provide written notice of the satisfaction of the Conditions Precedent to the Borrower promptly upon satisfaction or waiver thereof.

6.	RIGHTS AND OBLIGATIONS UNDER THE INTERIM DOCUMENTS

This Agreement will automatically terminate and be of no further force or effect on the earlier of:

(a)
the date on which the Senior Facilities Agreement is signed and each initial conditions precedent thereunder is irrevocably satisfied or waived as evidenced by delivery of a duly signed and unqualified conditions precedent letter thereunder;

(b)	the date falling three (3) Business Days after the Borrower has given notice in writing to the Lenders requesting termination; and

(c)	11:59 p.m. (London time) on the last day of the Certain Funds Period (or such later date as may be agreed by the Lenders (acting reasonably)),

in each case only if a Utilisation has not been made prior to the date of such termination.

7.	INTEREST

7.1	Interest shall accrue on the Utilisations at the rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR,

and will be calculated on the basis of a 360 day year and the number of days elapsed.

7.2	Interest accrued on the Utilisations shall be paid on the Final Repayment Date.

7.3
If there is a repayment, prepayment or recovery of all or any part of a Utilisation other than on the Final Repayment Date, the Borrower will pay to the Lenders, within five (5) Business Days of written demand, its break costs (if any). The break costs will be the amount by which (a) the interest (excluding the applicable Margin and any base rate floor) which would have been payable on the Final Repayment Date on the amount of such Utilisation repaid, prepaid or recovered exceeds (b) the amount of interest the Lenders would had received by placing a deposit equal to the relevant amount with leading banks in the London interbank market for a period starting on the Business Day after receipt and ending on the Final Repayment Date as determined by the Lenders (acting reasonably).

7.4
Interest shall accrue on any overdue amount from the due date until the date of actual payment (both before and after any judgment) at a rate equal to 2.0% above the rate which would have been payable had the overdue amount constituted a Utilisation.

8.	REPAYMENT

8.1	The Utilisations (together with any accrued interest and all other amounts owing under the Interim Documents) will be repaid on the Final Repayment Date:

(a)
in an amount equal to the aggregate amount of the Utilisations (together with any accrued and unpaid interest) less the OID Deduction (the “Refinancing Amount”) which amount shall satisfy the obligation under this Agreement for the Borrower to repay the full amount of the Utilisations (together with any accrued and unpaid interest) and all Commitments will be cancelled on such date, provided that such repayment shall be funded from the proceeds of the first drawing under the Senior Facilities Agreement, subject to the terms of the Senior Facilities Agreement; or

(b)	in all other circumstances, in full, and all Commitments will be cancelled on such date.

8.2	Amounts repaid or prepaid may not be re-borrowed.

8.3	Application of moneys

(a)
If the Lenders receive a payment that is insufficient to discharge all amounts then due and payable by an Obligor under any Interim Document, or in case of acceleration of all or part of the Interim Facility in accordance with Clause 14.12 (Acceleration), the Lenders shall apply that payment towards the obligations of such Obligor under the Interim Documents in the following order:

(i)	first, in payment pro rata of any fees, costs and expenses of the Lenders, due but unpaid;

(ii)	second, in payment pro rata of any accrued interest in respect of the Interim Facility to the Lenders, due but unpaid;

(iii)	third, in payment pro rata of any principal due but unpaid under the Interim Facility;

(iv)	fourth, in payment pro rata of any other amounts due but unpaid under the Interim Documents; and

(v)	the balance, if any, in payment to the relevant Obligor.

(b)	The Lenders, acting unanimously, may agree to vary the order set out in sub-paragraphs (a)(i) to (a)(iv) inclusive above.

(c)	Any such application by the Lenders or any of them will override any appropriation made by an Obligor.

(d)
Any amount recovered under the Bid Security Documents and the Maltese Bank Account Pledge will be applied in the order set out in paragraph (a) above with any balance to be paid pursuant to paragraph (a)(v) above being promptly returned by the Lenders (or their relevant representatives and/or agents as the case may be) to the relevant Obligor.

9.	PREPAYMENT

9.1
The Borrower shall prepay the Utilisations in an amount equal to the Refinancing Amount (which amount shall satisfy the obligation of the Borrower to repay the Utilisations under the terms of this Agreement), together with any break costs (as described in Clause 7.3 above), with the proceeds of the first drawing under the Senior Facilities Agreement, subject to the terms of the Senior Facilities Agreement.

9.2
The Borrower may prepay the Utilisations in full without premium or penalty (but together with accrued but unpaid interest and any break costs (as described in Clause 7.3 above)) at any time on giving five (5) Business Days’ prior written notice to the Lenders.

9.3
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Utilisations or it becomes unlawful for an affiliate of a Lender to do so:

(a)	any undrawn Commitment amount of the relevant Lender will be immediately cancelled; and

(b)
the Borrower shall repay the relevant Lender’s participation in the Utilisations on the Final Repayment Date or, if earlier, the date specified by the relevant Lender in a notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law), and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participation repaid.

10.	CANCELLATION

10.1
At any time during the Availability Period, the Borrower may, by giving five (5) Business Days’ prior written notice to the Lenders, cancel any undrawn amount of the Interim Facility. The Commitments under the Interim Facility which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

10.2
Any notice of cancellation or prepayment given under this Clause 10 shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.	GUARANTEE

11.1	Guarantee and Indemnity

Subject to the limitations set out in Clauses 11.11 (Guarantee and Security Limitation) to 11.12 (Luxembourg: Guarantee Limitation) below, each Guarantor irrevocably and unconditionally, jointly and severally:

(a)	guarantees to the Lenders punctual performance by each other Obligor of all its obligations under the Interim Documents;

(b)
undertakes with the Lenders that whenever an Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Interim Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Lenders that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lenders immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Interim Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 11.1 if the amount claimed had been recoverable on the basis of a guarantee,

(the “Guarantee”).

11.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by an Obligor under the Interim Documents, regardless of any intermediate payment or discharge in whole or in part.

11.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lenders in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 11 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

11.4	Waiver of Defences

The obligations of each Guarantor under this Clause 11 will not be affected by an act, omission, matter or thing which, but for this Clause 11, would reduce, release or prejudice any of its obligations under this Clause 11 (whether or not known to it or the Lenders) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of an Interim Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Interim Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Interim Document or any other document or security; or

(g)	any insolvency or similar proceedings.

11.5	Guarantor Intent

Without prejudice to the generality of Clause 11.4 (Waiver of Defences) above, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Interim Documents and/or any facility or amount made available under any of the Interim Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers or issuers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

11.6	Immediate Recourse

(a)
Each Guarantor waives any right it may have of first requiring the Lenders to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 11.

(b)	This waiver applies irrespective of any law or any provision of an Interim Document to the contrary.

11.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Documents have been irrevocably paid in full, the Lenders may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lenders in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)
in respect of any amounts received or recovered by the Lenders after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Interim Documents.

11.8	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Documents have been irrevocably paid in full and unless the Lenders otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Interim Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Interim Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lenders under the Interim Documents or of any other guarantee or security taken pursuant to, or in connection with, the Interim Documents by the Lenders;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 11.1 (Guarantee and Indemnity) above;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lenders.

11.9	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Interim Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Interim Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Interim Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lenders under any Interim Document or of any other security taken pursuant to, or in connection with, any Interim Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

11.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lenders.

11.11	Guarantee and Security Limitation

Without limiting any specific exemptions set out below:

(a)
no Guarantor’s obligations and liabilities under this Clause 11 and under any other guarantee or indemnity provision in an Interim Document (the “Guarantee Obligations”) will extend to include any obligation or liability; and

(b)	no security interests granted by an Obligor will secure any Guarantee Obligation,

if to the extent doing so would be illegal, in breach of law or regulation or unlawful financial assistance (including, but not limited to, within the meaning of sections 678 or 679 of the Companies Act 2006 applicable to members of the Group incorporated in the United Kingdom or within the meaning of article 110 of the Companies Act (Chapter 386 of the Laws of Malta) and notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its holding company or a member of the Group under the laws of its jurisdiction of incorporation.

11.12	Luxembourg: Guarantee Limitation

(a)
Notwithstanding any provisions to the contrary in any other Interim Document, the maximum liability of any Obligor which is incorporated in Luxembourg (the “Luxembourg Obligor”) under the guarantee set out in this Clause 11 together with any similar guarantee or indemnity obligation of that Luxembourg Obligor under or in connection with any other Interim Document for the obligations of any Obligor which is not a direct or indirect Subsidiary of that Luxembourg Obligor shall be limited to an amount not exceeding the greater of (without double counting):

(i)
95 per cent. of that Luxembourg Obligor’s own funds (capitaux propres), as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “Regulation”) as increased by the amount of any Subordinated Debt, each as reflected in that Luxembourg Obligor’s most recent financial statements available to the Lenders as at the date of this Agreement; or

(ii)
95 per cent. of that Luxembourg Obligor’s own funds (capitaux propres), as referred to in the Regulation as increased by the amount of any Subordinated Debt, each as reflected in the that Luxembourg Obligor’s most recent financial statements available to the Lenders at the time the guarantee is called.

(b)
The limitation in paragraph (a) above shall not apply to any amounts borrowed by, or made available to, the applicable Luxembourg Obligor or any of its direct or indirect present or future Subsidiaries under any Interim Document (or any document entered into in connection therewith).

(c)
The obligations and liabilities of any Luxembourg Obligor under the Interim Documents and in particular under this Clause 11 shall not include any obligation or liability which, if incurred, would constitute:

(i)	a misuse of corporate assets as defined in article 1500-11 of the Companies Act 1915 or any other law or regulation having the same effect as interpreted by Luxembourg courts; or

(ii)
a breach of the prohibitions on the provision of financial assistance as referred to in article 430-19 of the Companies Act 1915 or any other law or regulation having the same effect as interpreted by Luxembourg courts.

(d)	For the purposes of this Clause 11.12:

“Companies Act 1915” means the Luxembourg act dated 10 August 1915 concerning commercial companies, as amended.

“Subordinated Debt” means any debt owed by a member of the Group which is subordinated in right of payment (whether generally or specifically) to any claim of the Lenders under any of the Interim Documents.

11.13	Subordination

All liabilities of the Obligors between themselves and/or owed to other members of the Group (the “Subordinated Liabilities”) shall be subordinated and postponed to all Interim Secured Liabilities and any amounts received in respect of any Subordinated Liabilities shall be applied in accordance with Clause 8.3 (Application of moneys), until all Interim Secured Liabilities have been paid in full.

12.	REPRESENTATIONS

12.1	Each of the Parent, the Borrower and Bidco makes the following representations and warranties to the Lenders:

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of Luxembourg (in the case of the Parent and the Borrower) or Malta (in the case of Bidco).

(b)
It has the power to own its assets and carry on its business as it is being conducted, and to enter into, deliver and perform its obligations under the Interim Documents to which it is or will be a party.

(c)
Subject to the Reservations and Perfection Requirements (as applicable), the obligations expressed to be assumed by it in the Interim Documents are legal, valid, binding and enforceable obligations and each Bid Security Document to which it is a party creates the security interests which that Bid Security Document purports to create and those security interests are valid and effective in accordance with the terms of each Bid Security Document.

(d)	The entry into and the performance by it under, and the carrying out of the transactions identified in or contemplated by, the Interim Documents to which it is a party do not conflict with:

(i)	any law or regulation applicable to it in any material respect;

(ii)	its constitutional documents in any material respect; or

(iii)	any agreement or instrument binding upon it,

in each case in a manner which would have a Material Adverse Effect.

12.2
The Parent represents and warrants to the Lenders that the Acquisition Documents contain all material terms and conditions of the Acquisition and the Offer and there have been no material amendments, variations or waivers of the Acquisition Documents, which are materially prejudicial to the interests of the Lenders (it being understood that any increase in the purchase consideration for the Target shall not constitute a matter which is materially prejudicial to the interests of the Lenders).

12.3
Each of the Parent, the Borrower and Bidco represents and warrants to the Lenders that it has taken all necessary action to authorise its entry into, performance and delivery of, the Interim Documents.

12.4
All the representations and warranties in this Clause 12 are made on the date of this Agreement and are deemed to be made on the Effective Date and the date of each Utilisation Request by reference to the facts and circumstances then existing.

13.	UNDERTAKINGS

13.1	Each of the Borrower and Bidco shall not:

(a)	incur any financial indebtedness other than Permitted Financial Indebtedness;

(b)	make or agree to make or permit to be outstanding any loans other than Permitted Loans;

(c)	sell, lease, transfer or otherwise dispose of any asset other than a Permitted Disposal or a Permitted Transaction;

(d)	create or permit to subsist any security over any of its assets other than Permitted Security or as a result of a Permitted Transaction;

(e)
trade, carry on any business, own any assets or incur any liabilities except for activities identified in or contemplated by the Interim Documents, the Acquisition Documents or the Structure Memorandum;

(f)	amalgamate, merge, demerge or consolidate with or into any person or undertake any corporate reorganisation or other reorganisation except for any Permitted Transaction;

(g)
acquire or subscribe for any shares, securities or ownership interests in any person, or acquire any business, or incorporate any company, other than pursuant to the Acquisition Documents or as identified in or contemplated in the Structure Memorandum;

(h)
declare, make or pay any distribution or pay interest or other amounts on or in respect of any class of its share capital or redeem or purchase any of its share capital or make any other payment of any kind to its shareholders (including, without limitation, subordinated or shareholder loans) other than a Permitted Transaction;

(i)	give any guarantee or indemnity to any person save for a Permitted Guarantee; and

(j)
repay, prepay or otherwise contribute towards the payment, repayment or reimbursement of, any interest, principal, fee, commission or any other amount in connection with any shareholder loan, intercompany loan, financial indebtedness or borrowing other than in respect of the Interim Facility in accordance with the terms of this Agreement or as contemplated pursuant to the Structure Memorandum.

13.2
The Borrower shall ensure that its obligations under the Interim Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

13.3	The Parent shall ensure that by no later than 11:59 p.m. (London time) on the fifth Business Day following (and excluding) the Closing Date:

(a)
it has prepaid, satisfied, discharged or redeemed in full (or procured the prepayment, satisfaction, discharge or redemption of, or the deposit with the applicable trustee, paying agent or other similar entity of sufficient funds to satisfy and discharge) the Existing Debt; and

(b)
Bidco shall enter into a Maltese law pledge over any Maltese bank accounts (other than any non-cash account, tax accounts, payroll accounts, employee share scheme accounts, trust accounts or any other bank account to the extent monies deposited therein are held on trust for beneficiaries which are not members of the Group) of Bidco (if any) (the “Maltese Bank Account Pledge”).

13.4
Save as disclosed in Clause 13.5 below, each of the Parent, the Borrower and Bidco make the following representations and warranties to the Lenders on the date of this Agreement (in each case, in respect of itself only):

(a)
Neither it, nor, to the best of its knowledge after making all due enquiries, any of its respective directors, officers, employees, affiliates, agents or representatives has in the past five years violated or is violating any applicable Anti-Corruption Laws or Anti-Money Laundering Laws while acting in their capacity as a representative of, or on behalf of, the Parent, the Borrower or Bidco (as applicable).

(b)
Neither it, nor, (to the best of its knowledge and belief, having made all due enquiries) any of its respective directors, officers, employees, affiliates, agents or representatives, nor, to the knowledge of the Parent, the Borrower or Bidco (as applicable), any persons acting on its behalf: (i) is a Restricted Party; or (ii) has been in the past five years engaged or will knowingly use the proceeds of the Interim Facility to engage in any transaction, activity or conduct that would result in it being designated as a Restricted Party; or (iii) has in the past five years knowingly engaged in and are not now knowingly engaged in, and will not knowingly use the proceeds of the Interim Facility to engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was a Restricted Party, or in any other transactions, activity or conduct that would cause it to violate any of the applicable restrictions or prohibitions set forth in the Economic Sanctions Laws.

13.5	Further to Clause 13.4 above, the Borrower discloses the following:

(a)	In 2020, the Target Group had revenue of approximately EUR 200 attributable to Syria.

(b)	In 2020, the Target Group had revenue of approximately EUR 31 attributable to Cuba.

(c)	In 2020, the Target Group had revenue of approximately EUR 132,000, and in 2021 approximately EUR 70,000, attributable to Venezuela.

13.6
The Parent, the Borrower and Bidco shall and (following the Control Date) shall procure that each member of the Target Group shall conduct its business in compliance with applicable laws, including, but not limited to, any applicable Anti-Corruption Laws, the U.S. Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act 2010.

13.7
The Parent, the Borrower and Bidco shall and (following the Control Date) shall procure that each member of the Target Group shall take measures reasonably designed to ensure it has adequate procedures to ensure compliance with applicable Economic Sanctions Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws, including the prompt adoption and implementation of compliance policies and procedures.

13.8
The Parent, the Borrower and Bidco shall not, and (following the Control Date) shall procure that each member of the Group shall not, in each case to the best of its knowledge after having made due and careful enquiries, directly or indirectly, use, lend, make payments of, contribute, or otherwise make available, all or any part of the proceeds of the Interim Facility or other transaction contemplated by this Agreement:

(a)	to fund any trade, business involving or for the benefit of any Restricted Party; or

(b)	to fund any trade, business in any other manner that would result in any member of the Group being in breach of any Economic Sanctions Laws or becoming a Restricted Party.

13.9	For the purposes of Clause 13.4 to Clause 13.8 above:

(a)
“Anti-Corruption Laws” means any anti-corruption law or measure applicable to any of the assets or operations of the Parent, the Borrower, Bidco and any member of the Group including, without limitation, any law or measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or the United Nations Convention Against Corruption;

(b)	“Anti-Money Laundering Laws” means any applicable anti-money laundering law and/or regulation in any jurisdiction where the Parent, the Borrower, Bidco and the Group conducts business or owns assets;

(c)	“Economic Sanctions Laws” means any trade, economic or financial sanctions laws, regulations, trade embargoes or restrictive measures administered, promulgated and/or enforced by:

(i)	the United States government;

(ii)	the United Nations;

(iii)
the European Union or by any government authority of the UK and/or any other member state of the European Union, including (without limitation) any of the foregoing relating to restrictive measures against specific countries, territories and/or natural or legal persons, entities or bodies; or

(iv)
the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control, the United States Department of State, the United States Department of Commerce, HM Treasury, or the United Nations Security Council (UNSC); and

(d)	“Restricted Party” means a person:

(i)
that is listed under the asset freeze provisions (including related annexes) of, or otherwise targeted by or the subject of, the sanctions measures described in the definition of Economic Sanctions Laws; and/or

(ii)
that is named on the most current U.S. Office of Foreign Assets Control “Specially Designated Nationals” and “Blocked Persons” list, the “Foreign Sanctions Evaders” list, or the “Sectoral Sanctions Identifications” list, the consolidated list of persons, groups and entities subject to EU financial sanctions, the Consolidated List of Asset Freeze Targets in the UK administered by HM Treasury, or any equivalent list of persons under any Economic Sanctions Laws; and/or

(iii)
(i) has its primary place of business in and/or is incorporated under the laws of, or (ii) based on all readily available information and with the exercise of reasonable due diligence is acting on behalf of, is a person located in or organised under the laws of a country that is the target of country-wide or territory-wide sanctions under any Economic Sanctions Laws, which as at the date of this Agreement are Crimea, Cuba, Iran, North Korea and Syria; and /or

(iv)	owned (meaning fifty (50) per cent. or greater ownership interest) or otherwise (directly or indirectly) controlled by any of the foregoing.

13.10	Subject to Clause 13.11 below:

(a)
subject to any confidentiality, regulatory, legal or other restrictions relating to the supply of such information, the Borrower shall inform the Lenders should the Parent terminate or withdraw the Offer prior to the date on which the Offer is declared unconditional by the Parent in all respects;

(b)
subject to any confidentiality, regulatory, legal or other restrictions relating to the supply of such information, the Borrower shall, from time to time, if the Lenders reasonably request, give the Lenders reasonable details as to the progress of, and the current level of acceptances for, the Offer;

(c)
the Parent shall comply in all material respects with the Offer Regulations and all other applicable laws and regulations relating to the Offer and the Squeeze Out Procedure, save where non-compliance would not be materially prejudicial to the interests of the Lenders under the Interim Documents;

(d)
the Press Release will contain terms consistent with the draft Press Release provided to the Lenders prior to the date of the Commitment Letter (or with such amendments or modifications thereto as do not materially and adversely affect the interests of the Lenders (taken as a whole));

(e)
the Offer Document will contain terms consistent with the draft of the Press Release provided to the Lenders on or prior to the date of the Commitment Letter, provided that this condition shall be satisfied if the Offer Documents does not include an amendment to the Offer that would not be permitted under this Agreement;

(f)	other than to the extent required by the Offer Regulations or any regulatory body, the Parent shall not waive or amend the Minimum Acceptance Condition;

(g)	the Parent shall not take any steps as a result of which any member of the Group is obliged to make a mandatory offer in respect of the Target Shares;

(h)
the Parent shall initiate and pursue the Squeeze Out Procedure as soon as reasonably practicable following the date on which Bidco holds directly or indirectly not less than 90 per cent. of the voting rights in the Target;

(i)
the Parent, or to the extent the Target has been pushed down under Bidco, Bidco shall use commercially reasonable endeavours, as soon as reasonably practicable and commercially viable following the Offer having been declared unconditional by Bidco, to procure that that the Target Shares are delisted from Nasdaq Stockholm; and

(j)	the Parent shall procure that the Target shall be a direct subsidiary of Bidco.

13.11
Notwithstanding anything to the contrary in this Agreement, the Parent may, without restriction, waive or change any term or condition of the Offer (other than the Minimum Acceptance Condition (except to the extent required by the Offer Regulations or any regulatory body)), including but not limited to increasing the cash consideration payable in respect of the Target Shares (provided that any such increase in cash consideration shall not be funded with the proceeds of any external borrowings of any member of the Group and shall be only funded from the proceeds of equity contributions) or increasing the consideration payable in respect of the Target Shares by way of the payment of non-cash consideration.

14.	EVENTS OF DEFAULT

14.1
Each of the following events or circumstances set out in this Clause 14 is an Event of Default, whether or not the occurrence of the event or circumstance concerned is outside the control of the relevant Obligor.

14.2	Payment Default

An Obligor does not pay on the due date any amount payable by it under the Interim Documents in respect of payments of principal and interest in the manner required under the Interim Documents unless its failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date or, in respect of all other payments, within five (5) Business Days of its due date.

14.3	Breach of Other Obligations

An Obligor does not comply with any other provisions of the Interim Documents (other than those referred to in Clause 14.2 (Payment Default)), except that no Event of Default will occur if such a failure to comply is capable of remedy and is remedied within five (5) Business Days of the earlier of (i) the Obligor becoming aware of the failure to comply and (ii) the giving of written notice by the Lenders to the Borrower and/or the relevant Obligor in respect of such a failure to comply.

14.4	Misrepresentation

Any of the representations set out in Clause 12 (Representations) or in any other Interim Document is incorrect or misleading in any material respect (or, in the case of representations qualified by materiality on their face, any respect) when made or deemed to be made and if capable of remedy, the same is not remedied within five (5) Business Days of the earlier of (i) the Borrower becoming aware of the misrepresentation and (ii) the giving of written notice by the Lenders to the Borrower in respect of such a misrepresentation.

14.5	Insolvency

(a)
An Obligor is unable (or deemed or declared to be unable under applicable law) or admits inability to pay its debts as they fall due (other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets) or ceases or suspends making payment on any of its debts or announces an intention to do so, or by reason of actual or anticipated financial difficulties commences negotiations with, or makes a proposal to do so, with its creditors generally with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors.

(b)	A moratorium is declared in respect of the indebtedness of an Obligor.

14.6	Insolvency Proceedings

(a)	Subject to paragraph (b) below, any of the following occurs in respect of an Obligor:

(i)	any liquidator, trustee in bankruptcy, administrator or similar officer (an “Insolvency Practitioner”) is appointed in respect of it or any of its assets;

(ii)
a petition is presented, an application to court is made, or documents are filed with a court, by any person with standing for the purpose of appointing an Insolvency Practitioner in respect of it or any of its assets save where such petition is presented, application made or document filed on a frivolous or vexatious basis and any related action is discharged, stayed or dismissed within twenty (20) Business Days of commencement;

(iii)
any meeting of its directors, shareholders or creditors passes any resolution for a suspension of payments, moratorium of indebtedness, its winding-up, liquidation, administration or dissolution or for seeking relief under any applicable insolvency law or petitions for or files documents with a court for any of the foregoing;

(iv)	any corporate action, or other formal step or formal procedure, is taken or commenced with a view to a composition, compromise, assignment or arrangement with its creditors generally; or

(v)	an order is made for its administration, liquidation, winding-up or other relief under any applicable insolvency law.

(b)
Paragraph (a) above shall not apply to any corporate action, legal proceeding or other procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement or, if earlier, the date on which it is advertised.

14.7	Creditors’ Process

Any expropriation, attachment, sequestration or distress affects any asset or assets of an Obligor having an aggregate value of EUR 7,500,000 (or its equivalent in any other currency or currencies) and is not stayed, withdrawn or discharged within twenty (20) Business Days.

14.8	Unlawfulness and Invalidity

Subject to the Reservations:

(a)	it is or becomes unlawful for an Obligor to perform any of its material obligations under any of the Interim Documents; or

(b)
any obligation of the Obligors under any Interim Document is not or ceases to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Interim Documents.

14.9	Repudiation or Rescission of an Interim Document

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate an Interim Document in a manner which would be materially adverse to the interests of the Lenders under the Interim Documents.

14.10	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to a member of the Group or any of its assets if such acts or such curtailment has or is reasonably likely to have a Material Adverse Effect.

14.11	Change of Control

There is a Change of Control

14.12	Acceleration

Subject to Clause 5 (Conditions to Utilisations), at any time after the occurrence of an Event of Default which is continuing the Lenders may, by written notice to the Borrower:

(a)	cancel all or any of the commitments hereunder;

(b)
declare that any or all Utilisations, together with accrued interest and any other amounts accrued or outstanding be immediately due and payable, at which time it shall become immediately due and payable;

(c)	declare that any or all Utilisations be payable on demand, at which time it shall become immediately due and payable on demand by the Lenders; and

(d)	exercise all or any of its rights, remedies or discretions under the Interim Documents.

14.13	Excluded Matters

Notwithstanding any other term of the Interim Documents:

(a)	none of the steps set out in or contemplated by the Structure Memorandum or the Acquisition Documents (or the intermediate steps or actions necessary to implement any of them); nor

(b)	any Withdrawal Event,

shall in any case constitute a Default or an Event of Default, and each such event in paragraphs (a) and (b) above shall be expressly permitted by the terms of the Interim Documents.

15.	TAXES

15.1	Each Obligor must make all payments to be made by it without any tax deduction, unless a tax deduction is required by law.

15.2
If an Obligor or a Lender becomes aware that an Obligor must make a tax deduction (or that there is any change in the rate or the basis of a tax deduction) it shall promptly notify the Borrower or that Lender (as the case may be).

15.3	If any tax deduction is required by law to be made by an Obligor:

(a)
the amount of the payment due from such Obligor will be automatically increased to an amount which (after taking into account any tax deduction) leaves an amount equal to the amount which would have been due if no tax deduction had been required; and

(b)	such Obligor will:

(i)	ensure that the tax deduction does not exceed the minimum amount required by law;

(ii)	pay to the relevant taxation authorities that tax deduction and any payment required in connection with it within the time allowed by law; and

(iii)
within fifteen (15) days of making any tax deduction or any payment required in connection with it, deliver to the relevant Lender evidence reasonably satisfactory to the relevant Lender that such tax deduction has been made or (as applicable) such payment paid to the appropriate taxation authorities.

15.4	If an Obligor makes a tax payment and a Lender determines (acting in good faith) that:

(a)	a tax credit is attributable to that tax payment; and

(b)	it has used and retained that tax credit,

that Lender must pay an amount to such Obligor which that Lender determines (acting in good faith) will leave it (after that payment) in the same after-tax position as it would have been if the tax payment had not been required to be made by the relevant Obligor.

15.5
The Borrower shall (within five Business Days of demand) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of tax by that Lender in respect of an Interim Document or the Senior Facilities Agreement.

15.6	Clause 15.5 above shall not apply:

(a)	with respect to any tax assessed on a Lender:

(i)	under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(ii)
under the law of the jurisdiction in which that Lender’s facility office through which it performs its obligations under this Agreement is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable by that Lender (but not any sum deemed to be received or receivable by that Lender); or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 15.3;

(ii)	(for the avoidance of doubt) relates to any stamp duty, registration and other similar Taxes or VAT; or

(iii)	relates to a FATCA Deduction required to be made by any Party.

15.7	A Lender intending to make a claim under Clause 15.5 above shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

15.8
The Borrower shall pay and, within five Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Interim Document, provided that this Clause 15.8 shall not apply to any such stamp tax which is: (i) payable in respect of a transfer, assignment or sub-participation made by a Lender, except where such transfer, assignment or sub-participation is made at the request of the Borrower; or (ii) imposed upon registration by a Lender of the Interim Documents in Luxembourg when such registration is not required to maintain, preserve, establish or enforce the rights of that Lender under the Interim Documents.

15.9
If the Lender assigns or transfers any of its rights or obligations under this Agreement or changes its facility office and as a result of the circumstances existing as at the date of the assignment, transfer or change of facility office, an Obligor would be obliged to make a payment (or increased payment) to the assignee, transferee or Lender acting through its new facility office under this Clause 15 then the assignee, transferee or Lender acting through its new facility office will be entitled to receive payment (or any increased payment) under this Clause 15 only to the same extent as the assignor, transferor or Lender acting through its previous facility office would have been entitled if the assignment, transfer or change of facility office had not occurred.

15.10	Each Lender shall cooperate in completing as soon as reasonably practicable any procedural formalities necessary for an Obligor to obtain authorisation to make payment without a tax deduction.

15.11	VAT

(a)
All amounts expressed to be payable under an Interim Document by any Party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Lender to any Party under an Interim Document and such Lender is required to account to the relevant tax authority for the VAT, such Lender shall promptly provide an appropriate VAT invoice to such Party and, provided such an invoice has been provided, that Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT.

(b)
If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under an Interim Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Interim Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT).

(c)
Where an Interim Document requires any Party to reimburse or indemnify a Lender for any cost or expense, that Party or (at the election of the Parent) where such Party is a member of the Group, the Parent shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 15.11 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group at the relevant time (as the case may be).

(e)
In relation to any supply made by a Lender to any Party under an Interim Document, if reasonably requested by such Lender, that Party must promptly provide such Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

15.12	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party;

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or any similar exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Interim Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.13	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall as soon as reasonably practicable, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and any other Lender.

15.14	No provision of this agreement will:

(a)	interfere with the right of any Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.

16.	SET-OFF

Subject to Clause 5 (Conditions to Utilisations), a Lender may, at any time while an Event of Default is continuing, set off any obligation due and payable by an Obligor to it under an Interim Document (to the extent beneficially owned by that Lender) against any obligation then due for payment owed by it to that Obligor, regardless of currency, place of payment or booking branch of either obligation. Such Lender may convert either obligation at a market rate of exchange in its ordinary course of business in order to effect such set-off.

17.	NO SET-OFF OR COUNTERCLAIM

All payments made or to be made by an Obligor under the Interim Documents must be paid in full without set-off or counterclaim, save to the extent that any such set-off or counterclaim arises by operation of any law.

18.	INDEMNITIES

18.1	General Indemnity

The Borrower will indemnify each Lender, within five (5) Business Days of written demand, against any loss or liability which that Lender reasonably incurs as a result of:

(a)	the occurrence of any Event of Default;

(b)	any failure by an Obligor to pay any amount due under an Interim Document on its due date (or within any applicable grace period);

(c)	a Utilisation not being made for any reason (other than as a result of the default or negligence of that Lender) on the relevant utilisation date specified in the Utilisation Request; or

(d)
to the extent that this is not compensated for or otherwise recovered as a break cost under Clause 7 (Interest), any drawing or overdue amount under an Interim Document being repaid or prepaid otherwise than on the Final Repayment Date.

19.	FEES, COSTS AND EXPENSES

19.1	Transaction Expenses

The Borrower shall (or shall procure that another member of the Group will), within thirty (30) days of demand, reimburse the Lenders for all reasonable third party costs and expenses (including external legal fees agreed in writing) properly incurred by any of them in connection with any further work relating to the negotiation, preparation, printing, execution, perfection and registration (in each case, to the extent applicable) of this Agreement and any other Interim Document.

19.2	Amendment Costs

The Borrower shall (or shall procure that another member of the Group will), within thirty (30) days of demand, reimburse the Lenders for all reasonable third party costs and expenses (including external legal fees) properly incurred by either of them in responding to, evaluating, negotiating or complying with any amendment, waiver or consent requested by the Borrower.

19.3	Enforcement Costs

The Borrower shall (or shall procure that another member of the Group will), within thirty (30) days of demand, reimburse the Lenders for all third party costs and expenses (including external legal fees) incurred by the Lenders in connection with the preservation or enforcement of any of the Lenders’ rights under any Interim Document.

19.4	Other fees

The Borrower shall (or shall procure that another member of the Group will) pay each of the Original Issue Discount and the Additional Original Issue Discount (if applicable) in accordance with the Closing Letter.

19.5	Closing Date

Notwithstanding anything to the contrary in this Agreement or any other Interim Document, no original issue discount, closing payments, fees, costs or expenses (other than reasonable legal costs, expenses and disbursements of each external counsel to the Lenders (which are subject to an agreed cap and an agreed abort fee arrangement)) shall be payable under this Clause 19 or under any other Interim Document unless the Closing Date occurs.

20.	NOTICES

Any communication to be made in connection with this Agreement shall be made in writing to the relevant party at the relevant address set out in the signature pages or as notified to the other party to this Agreement.

21.	CHANGES TO PARTIES

21.1	No Transfers by the Obligors

No Obligor may assign, novate or transfer all or any part of its rights and obligations under any Interim Document.

21.2	Transfers or assignments by the Lenders

(a)
During the Certain Funds Period, the Lenders may not assign, novate or transfer participations (including by way of sub-participation) (each a “transfer”) in the Interim Facility without the prior written consent of the Borrower (in its sole and absolute discretion and never deemed granted) in each case, other than:

(i)	to an Affiliate of a Lender;

(ii)	if the existing Lender is a fund, to a fund which is a Related Fund of the existing Lender; or

(iii)	where the existing Lender is BXC, to any BXC Co-Investor.

(b)
Following the end of the Certain Funds Period, the Lenders may not make a transfer in the Interim Facility without the prior written consent of the Borrower (in its sole and absolute discretion and never deemed granted) in each case, other than:

(i)	to an Affiliate of a Lender;

(ii)	if the existing Lender is a fund, to a fund which is a Related Fund of the existing Lender;

(iii)	where the existing Lender is BXC, to any BXC Co-Investor;

(iv)	to an entity on the Approved List; or

(v)	at a time when an Event of Default under Clause 14.2 (Payment Default), Clause 14.5 (Insolvency), Clause 14.6 (Insolvency Proceedings) or Clause 14.7 (Creditors’ Process) is continuing.

(c)	Notwithstanding any other provision of this Agreement:

(i)
if the Lenders assign, novate or transfer (including, without limitation, by way of sub-participation) any of their rights and obligations under any Interim Document in accordance with paragraph (a) above on or prior to the end of the Certain Funds Period (the “Pre-Closing Transferred Commitments”):

(A)
the Lenders shall fund the Pre-Closing Transferred Commitments in respect of that Utilisation by 9:30 a.m. (London time) on the applicable date of Utilisation if that new lender (or subsequent new lender) has failed to so fund (or has indicated that it will not be able to fund) on the applicable date of Utilisation in respect of the relevant Interim Facility; and

(B)
the Lenders shall retain exclusive control over all rights and obligations with respect to the Pre-Closing Transferred Commitments, including all rights with respect to waivers, consents, modifications, amendments and confirmations as to satisfaction of the requirement to receive all of the documents and other evidence listed in Schedule 2 (Conditions Precedent for Initial Utilisation) until after the end of the Certain Funds Period; and

(ii)
no Obligor or other member of the Group shall be liable to any other party to this Agreement (by way of reimbursement, indemnity or otherwise) for any stamp, transfer or registration taxes, notarial and security registration or perfection fees, costs or other amounts payable by any party to this Agreement in connection with any re-taking, re-notarisation, perfection, presentation, novation, re-registration of any security under the Bid Security Documents or the Maltese Bank Account Pledge or otherwise in connection with any assignment, transfer, novation, sub-participation or other back-to-back arrangement.

21.3	Appointment of an Agent

Upon the occurrence of a Default, (a) the Lenders shall be entitled to appoint (in their discretion) a third party professional agent to act as security agent for the Lenders under this Agreement and the Interim Documents (the “Appointed Agent”), at the cost of the Obligors, and (b) the Parties agree to amend this Agreement to incorporate customary security agency provisions, in form and substance satisfactory to the Appointed Agent and the Lenders (each acting reasonably), as soon as possible and in any case no later than 10 Business Days after date of such election.

22.	GOVERNING LAW AND JURISDICTION

22.1
This Agreement and any non-contractual obligations arising out of or in connection with it are, and any dispute or proceedings arising out of or relating to this Agreement shall be, governed by and construed under English law.

22.2
For the benefit of the Lenders, each Obligor agrees that the courts of England have jurisdiction to hear, decide and settle any dispute or proceedings arising out of or relating to any Interim Document (including as to existence, validity or termination) (each a “Dispute”) and for the purpose of enforcement or any judgment against assets, each Obligor irrevocably submits to the jurisdiction of the English courts.

22.3
Nothing in Clause 22.2 above limits or prevents the Lenders from taking proceedings against an Obligor in any other court nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

22.4	Without prejudice to any other mode of service permitted by law:

(a)
each Obligor irrevocably appoints Law Debenture Corporate Services Limited as their agent for service of process in connection with any Dispute before the English courts and agrees that service of any claim, form, notice or other document for the purpose of any proceedings shall be duly served upon it if delivered or sent by registered post to Law Debenture Corporate Services Limited or such other address in England or Wales as the Parent may notify from time to time to the Lenders by not less than five Business Days’ notice; and

(b)
agrees that failure by such agent to notify such Obligor of such proceedings or claim, form, notice or other document will not invalidate the proceedings or service of such claim, form, notice or other document.

22.5
Each Obligor may irrevocably appoint another person incorporated in England or Wales as its agent for service of process provided that the details of such company are notified to the Lenders following such appointment (at which time such Obligor shall be permitted to terminate the appointment of the existing agent).

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

24.	THIRD PARTY RIGHTS

(a)
Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Interim Document, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

[***] SCHEDULE 1
FORM OF UTILISATION REQUEST

UTILISATION REQUEST

[***] SCHEDULE 2

CONDITIONS PRECEDENT FOR INITIAL UTILISATION

 [***] SCHEDULE 3

THE LENDERS

The Lenders

____________________________________
For and on behalf of
BLACKSTONE PRIVATE CREDIT FUND

as Lender

Name:
Title: Authorised Signatory

Notice Details:
Address: Blackstone Alternative Credit Advisors LP, 345 Park Avenue, 30th Floor, New York, NY 10154
Email: creditlegal@blackstone.com
FAO: General Counsel

With a copy to:
Address: 40 Berkeley Square, London, W1J 5AL
Email: Francesco.Vitulano@Blackstone.com
FAO: Francesco Vitulano

[Signature page to Interim Facility Agreement]

The Lenders

____________________________________
For and on behalf of
GSO ESDF II (LUXEMBOURG) HOLDCO S.À R.L.
as Lender

Name:
Title: Authorised Signatory

Notice Details:
Address: 2-4, rue Eugène Ruppert, L-2453 Luxembourg
Email: Finance@bxcfundservices.lu
FAO: Board of Managers

With a copy to:
Address: 40 Berkeley Square, London, W1J 5AL
Email: Francesco.Vitulano@Blackstone.com
FAO: Francesco Vitulano

and

Address: Blackstone Alternative Credit Advisors LP, 345 Park Avenue, 30th Floor, New York, NY 10154
Email: creditlegal@blackstone.com
FAO: General Counsel

[Signature page to Interim Facility Agreement]

The Lenders

____________________________________
For and on behalf of
GSO ESDF II (LUXEMBOURG) LEVERED HOLDCO II S.À R.L.
as Lender

Name:
Title: Authorised Signatory

Notice Details:
Address: 2-4, rue Eugène Ruppert, L-2453 Luxembourg
Email: Finance@bxcfundservices.lu
FAO: Board of Managers

With a copy to:
Address: 40 Berkeley Square, London, W1J 5AL
Email: Francesco.Vitulano@Blackstone.com
FAO: Francesco Vitulano

and

Address: Blackstone Alternative Credit Advisors LP, 345 Park Avenue, 30th Floor, New York, NY 10154
Email: creditlegal@blackstone.com
FAO: General Counsel

[Signature page to Interim Facility Agreement]

The Lenders

____________________________________
For and on behalf of
GSO ESDF II (LUXEMBOURG) LEVERED HOLDCO I S.À R.L.
as Lender

Name:
Title: Authorised Signatory

Notice Details:
Address: 2-4, rue Eugène Ruppert, L-2453 Luxembourg
Email: Finance@bxcfundservices.lu
FAO: Board of Managers

With a copy to:
Address: 40 Berkeley Square, London, W1J 5AL
Email: Francesco.Vitulano@Blackstone.com
FAO: Francesco Vitulano

and

Address: Blackstone Alternative Credit Advisors LP, 345 Park Avenue, 30th Floor, New York, NY 10154
Email: creditlegal@blackstone.com
FAO: General Counsel

[Signature page to Interim Facility Agreement]

The Lenders

____________________________________
For and on behalf of
G QCM (LUXEMBOURG) HOLDCO S.À R.L.
as Lender

Name:
Title: Authorised Signatory

Notice Details:
Address: 2-4, rue Eugène Ruppert, L-2453 Luxembourg
Email: Finance@bxcfundservices.lu
FAO: Board of Managers

With a copy to:
Address: 40 Berkeley Square, London, W1J 5AL
Email: Francesco.Vitulano@Blackstone.com
FAO: Francesco Vitulano

and

Address: Blackstone Alternative Credit Advisors LP, 345 Park Avenue, 30th Floor, New York, NY 10154
Email: creditlegal@blackstone.com
FAO: General Counsel

[Signature page to Interim Facility Agreement]

NEOGAMES CONNECT S.À R.L.
as the Borrower

____________________________________
By:
Title: Authorised signatory

[Signature page to Interim Facility Agreement]

NEOGAMES S.A.
as the Parent

____________________________________
By:
Title: Authorised signatory

[Signature page to Interim Facility Agreement]

Duly authorised for and on behalf of
NEOGAMES CONNECT LIMITED
as Bidco

____________________________________
By:

[Signature page to Interim Facility Agreement]

Yours faithfully

____________________________________

For and on behalf of

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

Name:

Title: Authorised Signatory

Notice Details:
Address: Blackstone Alternative Credit Advisors LP, 345 Park Avenue, 30th Floor, New York, NY 10154
Email: creditlegal@blackstone.com
FAO: General Counsel

[Signature page to Commitment Letter]

Accepted and agreed to as of: ___ January 2022

NEOGAMES S.A., as Parent

By ____________________________________

Name:
Title:

Accepted and agreed to as of: ___ January 2022

NEOGAMES CONNECT S.À R.L., as Borrower

By ____________________________________

Name:
Title:

[Signature page to Commitment Letter]